     As filed with the Securities and Exchange Commission on December 31, 1998.
                                                     Registration No. 333-61425
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          -----------------------------

                                 AMENDMENT NO. 2
                                   ON FORM S-1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                             DIGI INTERNATIONAL INC.
           (Exact name of the Registrant as specified in its charter)

             Delaware                                 3576                                  41-1532464
  (State or other jurisdiction of         (Primary Standard Industrial                   (I.R.S. Employer
  incorporation or organization)           Classification Code Number)                  Identification No.)

                              11001 Bren Road East
                           Minnetonka, Minnesota 55343
                                 (612) 912-3444
                (Address and telephone number of the Registrant's
                          principal executive offices)

                          -----------------------------
                                  Jerry A. Dusa
                      President and Chief Executive Officer
                              11001 Bren Road East
                           Minnetonka, Minnesota 55343

                                 (612) 912-3444

        (Name, address and telephone number of agent for service)
                                  Copies to:
                               James E. Nicholson
                               Faegre & Benson LLP
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402

                          -----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              --------------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Subject to Completion, dated December 31, 1998.

PROSPECTUS


DIGI INTERNATIONAL INC.
11001 Bren Road East
Minnetonka, Minnesota  55343
(612) 912-3444

                                      585,927 SHARES

                                       COMMON STOCK

         This prospectus relates to the public offering, which is not being underwritten, of 585,927 shares of our Common Stock which are held by some of our current stockholders.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

         Our Common Stock is quoted on the Nasdaq Stock Market under the symbol "DGII." On December 28, 1998, the last sale price for our Common Stock was $11.25 per share.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                  This prospectus is dated ____________ , 1999

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...............................................         2

FORWARD-LOOKING STATEMENTS.......................................         2

SELECTED FINANCIAL DATA..........................................         3

SUPPLEMENTAL FINANCIAL DATA......................................         4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............................         5

THE COMPANY......................................................        13

MANAGEMENT.......................................................        17

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT......        23

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..................        25

SELLING STOCKHOLDERS.............................................        26

DESCRIPTION OF CAPITAL STOCK.....................................        29

PLAN OF DISTRIBUTION.............................................        33

EXPERTS..........................................................        33

WHERE YOU CAN FIND MORE INFORMATION..............................        34

INDEX TO FINANCIAL STATEMENTS....................................       F-1


                               PROSPECTUS SUMMARY

THE COMPANY

         Digi International Inc. is a worldwide provider of data communications hardware and software for open systems, server-based remote access and LAN (Local Area Network) applications.

         Digi's two major product areas include: 1) serial port boards that support server-based communications, which constituted approximately 80% of net sales in fiscal 1998, and 2) physical layer and print server products that enhance the data communications capabilities of a LAN and which constituted approximately 20% of net sales in fiscal 1998.

         In July 1998, Digi acquired Central Data Corporation and ITK International, Inc., both of which were privately held. Central Data produces high-performance serial port solutions for local and remote access connectivity, and is developing a line of Universal Serial Bus products. ITK International is a provider of open systems, remote access solutions for small and medium sized businesses, Internet service providers and telephone companies. ITK International has also developed a "proof of concept" Voice over Internet Protocol gateway product which will allow Digi to enter the Internet telephony market.

THE OFFERING

         This offering consists of 585,927 shares of Digi's Common Stock which are held by certain Digi stockholders. These shares were issued to the selling stockholders in connection with Digi's acquisitions of Central Data and ITK International in July 1998. Digi will not receive any proceeds from the sale of the shares in this offering.

                           FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF DIGI. PROSPECTIVE INVESTORS ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS OR STATEMENTS OF INTENTION SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED. BECAUSE ACTUAL RESULTS MAY DIFFER, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS.

         IN EVALUATING FORWARD-LOOKING STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE RISKS, UNCERTAINTIES AND OTHER MATTERS SET FORTH UNDER THE CAPTION "FORWARD-LOOKING STATEMENTS" WITHIN THE SECTION ENTITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below are derived from Digi's audited consolidated financial statements for the applicable fiscal years. This data should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Digi's Consolidated Financial Statements for the fiscal year ended September 30, 1998 and the related notes thereto, included in this prospectus.



                                                                     For the Fiscal Year Ended September 30
                                                   ------------------------------------------------------------------------
                                                     1998(1)         1997(2)         1996(3)        1995           1994
                                                     ----            ----            ----           ----           ----
                                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales                                          $182,932        $165,598        $193,151        $164,978        $130,945

Net (loss) income                                   (22,659)        (15,791)          9,300          19,331          16,701

Net (loss) income per share - basic                   (1.65)          (1.18)           0.70            1.42            1.17

Net  (loss)  income  per  share -  assuming           (1.65)          (1.18)           0.68            1.39            1.16
dilution

Total assets                                        160,735         118,311         129,939         126,043         102,758

Long-term debt                                       11,124

Stockholders' equity                                 94,821          95,471         109,943         105,827          91,113


(1) Net (loss) income includes a charge of $39,200 for acquired in-process research and development recorded in connection with Digi's acquisitions of ITK International, Inc. and Central Data Corporation (see Note 2 to the Digi financial statements included herein), a restructuring charge of $1,020 (see Note 3 to the Digi financial statements included herein) and a $1,350 gain related to Digi's investment in AetherWorks Corporation (see Note 5 to the Digi financial statements included herein).

(2) Net (loss) income includes losses related to Digi's investment in AetherWorks Corporation of $11,523 (see Note 5 to the Digi financial statements included herein) and a restructuring charge of $10,471 (see
    Note 3 to the Digi financial statements included herein).

(3) Net (loss) income includes losses related to Digi's investment in AetherWorks Corporation of $3,624 (see Note 5 to the Digi financial statements included herein).

                           SUPPLEMENTAL FINANCIAL DATA

         The supplemental financial data set forth below presents Digi's unaudited financial information for the fiscal quarters indicated. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                                          Quarter Ended
                                             ------------------------------------------------------------------------
                                                 12/31/98           3/31/98           6/30/98           9/30/98
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales                                         $42,590           $45,059         $46,449            $48,833
Gross margin                                       21,369            23,066          24,559(a)          25,399(a)
Acquired in-process research and development                                                            39,200
Restructuring                                                                                            1,020
AetherWorks Corporation gain                                                          1,350
Net income (loss)                                   3,842             4,665           6,411            (37,577)
Net income (loss) per share - basic                  0.28              0.35            0.47              (2.62)
Net  income  (loss)  per  share - assuming           0.27              0.33            0.45              (2.62)
dilution

                                                                          Quarter Ended
                                             ------------------------------------------------------------------------
                                                 12/31/97           3/31/97           6/30/97           9/30/97
Net sales                                         $42,236           $40,393           $40,843           $42,125
Gross margin                                       19,640            19,294            20,118            21,063
Restructuring                                                        10,471
AetherWorks Corporation net loss                   (1,520)           (1,590)           (1,525)           (1,130)
AetherWorks Corporation (write-off)                                                                      (5,759)
Net income (loss)                                  (2,578)           (9,400)               67            (2,431)
Net income (loss) per share - basic                 (0.19)            (0.70)             0.01             (0.29)
Net  income  (loss)  per  share - assuming          (0.19)            (0.70)             0.01             (0.29)
dilution


                                                                          Quarter Ended
                                             ------------------------------------------------------------------------
                                                 12/31/96           3/31/96           6/30/96           9/30/96
Net sales                                         $42,716           $47,973           $49,643           $51,819
Gross margin                                       23,729            25,391            24,451            26,471
AetherWorks Corporation net loss                     (279)             (656)           (1,204)           (1,485)
Net income (loss)                                   4,522             4,620               (51)              209
Net income per share - basic                         0.34              0.35              0.00              0.02
Net income per share - assuming dilution             0.33              0.34              0.00              0.02


THE SUMMATION OF QUARTERLY NET INCOME PER SHARE MAY NOT EQUATE TO THE YEAR-END CALCULATION AS QUARTERLY CALCULATIONS ARE PERFORMED ON A DISCRETE BASIS.

(a) A PROVISION FOR INVENTORY OBSOLESCENCE OF $1.9 MILLION WAS RECORDED DURING THE THREE-MONTH PERIOD ENDED JUNE 30, 1998. THIS PROVISION WAS REVERSED DURING THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 1998.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

     The following table sets forth selected information from Digi's Consolidated Statements of Operations, expressed as a percentage of net sales.


                                                                   Year Ended September 30,         Percentage Increase/(Decrease)
                                                                                                       1998 over      1997 over
                                                            1998           1997           1996           1997           1996
                                                            ----           ----           ----           ----           ----
Net sales                                                   100.0%         100.0%         100.0%          10.5%         (14.3)%
Cost of sales                                                48.4           51.6           48.2            3.6           (8.2)
                                                         --------       --------       --------       --------       --------
Gross margin                                                 51.6           48.4           51.8           17.8          (19.9)

Operating expenses:
  Sales and marketing                                        20.4           22.1           22.5            1.7          (15.6)
  Research and development                                    9.3           10.9           11.0           (5.6)         (15.5)
  General and administrative                                  8.7           11.7            7.9          (17.2)          27.0
  Acquired in-process research and development               21.4
  Restructuring                                               0.6            6.3                         (90.3)
                                                         --------       --------       --------       --------       --------
                                                             60.4           51.0           41.4           30.8            5.6

Operating (loss) income                                      (8.8)          (2.6)          10.4         (271.4)        (121.5)
Other income, principally interest                            1.0            0.1            0.2        1,082.2          (53.6)
AetherWorks Corporation net operating loss                                  (3.5)          (1.9)        (100.0)          59.1
AetherWorks Corporation gain (write-off)                      0.7           (3.5)                       (123.4)

(Loss) income before income taxes                            (7.1)          (9.5)           8.7           17.7         (193.4)
Provision for income taxes                                    5.3            0.1            3.9       10,534.1          (98.8)
                                                         --------       --------       --------       --------       --------
Net (loss) income                                           (12.4)%         (9.5)%          4.8%         (43.5)%       (269.8)%
                                                         --------       --------       --------       --------       --------


FACTORS THAT MAY AFFECT FUTURE RESULTS


          Certain statements made herein, which are summarized below, are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited to, those identified as follows:

- THE EXPECTATION THAT ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT WILL REACH TECHNOLOGICAL FEASIBILITY AND LEAD TO NEW USB PRODUCTS IN 1999 AND NEW INTERNET PROTOCOL TELEPHONY PRODUCTS IN 2000 AND 2001 WHICH WILL BENEFIT DIGI IN THE FUTURE AND DIGI'S ESTIMATION OF THE COSTS ASSOCIATED WITH SUCH DEVELOPMENT -- This expectation may be impacted by unanticipated expenses or obstacles to development, general market conditions or changes in competitive conditions.

- DIGI'S ASSUMPTIONS REGARDING REVENUE GROWTH, COST OF SALES, COST SAVINGS AND THE WEIGHTED AVERAGE COST OF CAPITAL USED TO VALUE IN-PROCESS RESEARCH AND DEVELOPMENT ACQUIRED IN RECENT ACQUISITIONS -- These assumptions may be impacted by general market conditions, unanticipated changes in expenses or sales, delays in the development of new products, the useful lives of such products once developed, component shortages, and technological advances and other changes in competitive conditions that would affect the value of the acquired in-process research and development.

- THE BELIEF THAT DIGI'S CURRENT FINANCIAL RESOURCES, CASH GENERATED FROM OPERATIONS AND DIGI'S POTENTIAL CAPACITY FOR DEBT AND/OR EQUITY FINANCING WILL BE SUFFICIENT TO FUND CURRENT AND ANTICIPATED BUSINESS OPERATIONS -- Changes in anticipated operating results, credit availability and equity market conditions may further enhance or inhibit Digi's ability to maintain or raise appropriate levels of cash.

- DIGI'S BELIEF THAT EVALUATIONS AND MODIFICATIONS OF YEAR 2000 COMPLIANCE MATTERS, INCLUDING YEAR 2000 COMPLIANCE OF THIRD PARTY SUPPLIERS, WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON DIGI'S OPERATIONS OR FINANCIAL POSITION -- This belief may be impacted by presently unanticipated delays in assessment or remediation, unanticipated increases in costs or non-compliance by third parties.

- DIGI'S EXPECTATION THAT VARIOUS RESTRUCTURING ACTIVITIES IN CONNECTION WITH THE ACQUISITION OF ITK INTERNATIONAL, INC. AND CENTRAL DATA CORPORATION WILL BE COMPLETED ACCORDING TO SCHEDULE -- This expectation may be impacted by presently unanticipated delays or expenses.

NET SALES

     The $17.3 million increase in net sales from 1997 to 1998 and the $27.6 million decrease in net sales from 1996 to 1997 occurred within Digi's principal product groups as follows:


                                                             Annual Sales
     Principal Market     Percent of Annual Net Sales      Increase (Decrease)

                          1998       1997       1996       1998        1997
                          ----       ----       ----       ----        ----
     Server Based        79.9%      75.7%      80.2%      16.6%      (19.1%)
     Physical Layer      20.1%      23.9%      18.9%      (6.9%)       8.2%
     Other                  0%        .4%        .9%      (100%)     (56.5%)


     Net sales in fiscal 1998 increased from fiscal 1997 largely because Digi reduced inventory levels in the North American distribution channel throughout 1997 and into the first quarter of fiscal 1998. This resulted in a net increase in sales within the distribution channel during the remainder of 1998. In addition, during the third and fourth quarters of fiscal 1998, Digi gave extended credit terms to North American distributors which provided incentive for them to increase their purchases. Such incented increases in sales to these customers could result in a decrease in sales to these customers in fiscal year 1999. Digi's fiscal 1998 net sales also increased due to the addition of $9.7 million in fourth-quarter sales made by newly acquired ITK International, Inc. (ITK) and Central Data Corporation (CDC). Net sales in 1997 declined from 1996 primarily due to Digi's inventory reductions in the North American distribution channel.

     Net sales to original equipment manufacturers (OEMs), as a percentage of total net sales, declined to 22.2% versus 23.5% in 1997. The decrease was principally a function of higher net sales to the distribution market. Net sales to OEMs for 1996 were 20.3% of total sales.

     Net sales to the distribution markets, as a percentage of total net sales, increased to 69.3% in 1998, compared to 64.1% in 1997. This increase was a result of Digi's 1997 inventory reductions in the North American distribution channel, as previously discussed. Net sales to the distribution market for 1996 represented 65.5% of total net sales.

     During fiscal years 1998, 1997 and 1996, Digi's net sales to customers outside the United States, primarily in Europe, were approximately $38.5 million, $39.6 million and $39.9 million, respectively, comprising approximately 21.1%, 23.9% and 20.0% of total net sales.

GROSS MARGIN

     Gross margin in 1998 rose to 51.6%, compared to 48.4% in 1997. The increase was due to more stringent cost control and favorable product mix. Gross margin also benefited as net sales of historically lower-margin products -- largely OEM and certain physical layer products -- declined as a percentage of total net sales. Offsetting the favorable sales mix were increases in inventory valuation reserves, sales discounts granted, and a higher proportion of lower margin products sold in the fourth quarter of fiscal 1998 due to the acquisition of CDC and ITK. Gross margins on total ITK and CDC sales in the fourth quarter of fiscal 1998 were 44.0%. Gross margin in 1996 was 51.8%. The 1997 gross margin decline was principally due to the increase of OEM and physical layer product net sales as a percentage of total net sales as sales to the distribution markets were intentionally reduced in 1997. Digi increased its reserves for excess and obsolete inventories approximately $2.6 million in 1998. In 1997, these reserves increased approximately $1.5 million from the 1996 level.

OPERATING EXPENSES

     Operating expenses in 1998 declined 5.0% from 1997, excluding acquired in-process research and development charges of $39,200,000 recorded in 1998 and the restructuring charges recorded in 1998 and 1997 of $1,020,000 and $10,471,482, respectively. The operating expense decline reflected reductions in the workforce, decreased marketing costs and cost savings achieved through the consolidation of U.S. research and development efforts, offset by CDC and ITK operating expenses of $3.8 million. General and administrative expenses declined in 1998 due to workforce reductions and cost-saving initiatives. Operating expenses in 1997 declined 7.5% from 1996, excluding restructuring charges. The decline resulted from cost-saving measures similar to those executed in 1998. General and administrative expenses increased 27.0% in 1997 from 1996 due to an increase in the provision for losses on accounts receivable, cost of management information systems and increased facilities expenditures.

     The $1,020,000 restructuring charge recorded in the fiscal 1998 fourth quarter was associated with a board-approved plan to consolidate existing offices in Germany with those acquired from ITK. The charge consists principally of rent, contractual payments on office equipment, write-offs of leasehold improvements and severance costs associated with the elimination of six positions. These activities are expected to be completed in the second quarter of fiscal 1999. No portion of this liability has been paid as of September 30, 1998.

     The $10,471,482 restructuring charge recorded in the fiscal 1997 second quarter was related to a board-approved plan to consolidate operations and reduce costs and expenses. The restructuring charge consisted of $1,259,769 in net cash expenditures (primarily severance), all of which had been paid as of September 30, 1997, and $9,211,713 resulting from the write-down of asset carrying values.


ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT


ACQUISITION OF ITK INTERNATIONAL, INC.


     In July 1998, Digi acquired all of the outstanding common stock of ITK. The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed, including estimated restructuring and integration costs of $3,484,000.

     Components of the purchase consideration, including related transaction costs, consist of $14,767,154 in cash, Digi's common stock with a market value of $11,671,229 and $1,276,436 of replacement stock options issued by Digi to ITK option holders. The cash and Digi's common stock were issued in exchange for outstanding shares of ITK's common stock and Digi's stock options were issued in exchange for the outstanding ITK common stock options. The value of Digi's common stock issued was based on a per share value of approximately $20.25, which was the market value of Digi's common stock on the date Digi and ITK agreed to the terms of the purchase. The value of Digi's common stock options is based on the excess of the market value of Digi's common stock over the option exercise prices on the date that these options were granted to ITK employees. The purchase price will increase by $963,323 if the unvested portion of stock options granted to the ITK employees vest. Such amount has been recorded as unearned stock compensation.

     Valuation of the intangible assets acquired was determined by an independent appraisal company and consists of purchased in-process research and development (IPR&D), proven technology and an assembled workforce. The purchase price exceeded the estimated fair value of tangible and intangible assets acquired by $7,130,253, which was recorded as goodwill.

     The table below is an analysis of the purchase price allocation.

          Cash and fair value of Digi's common
            stock and common stock options issued                $ 26,276,436

          Direct acquisition costs                                  1,438,383

          ITK liabilities assumed, including estimated
            restructuring and integration costs of $3,484,000      39,784,248
                                                                 ------------

          Total purchase price                                     67,499,067

          Estimated fair value of tangible assets
            acquired                                               21,668,814

          Estimated fair value of:

            IPR&D                                                  26,000,000

            Identifiable intangible assets                         12,700,000

            Goodwill                                                7,130,253
                                                                 ------------

                                                                 $ 67,499,067
                                                                 ------------
                                                                 ------------

     Management, based upon an independent appraisal, estimates that $26,000,000 of the purchase price represents the fair value of purchased
IPR&D that had not yet reached technological feasibility and has no alternative future use. The amount allocated to IPR&D was expensed as a non-recurring, non-tax-deductible charge upon consummation of the acquisition.

     Digi is using the acquired in-process research and development to create new products in the area of Internet Protocol telephony, which will become part of Digi's product line over the next several years. Digi anticipates the initial Internet Protocol telephony products developed from acquired in-process research and development will be released in 2000 and 2001. Digi expects that the acquired in-process research and development will reach technological feasibility, but there can be no assurance that the commercial viability of these products will be achieved.

     The nature of the efforts required to develop the acquired in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products are approximately $24,800,000 in the aggregate through the year 2007, consisting of $300,000 in 1998; $2,000,000 in 1999;
$4,800,000 in 2000; $4,800,000 in 2001; $4,300,000 in 2002; $3,200,000 in
2003; $2,500,000 in 2004; $1,400,000 in 2005; $900,000 in 2006 and $600,000
in 2007.

     The value assigned to purchased in-process research and development was determined through independent appraisers, who projected cash flows related to future products expected to be derived once technological feasibility is achieved, including costs to complete the development of the technology and the future revenues and costs which are expected to result from commercialization of the products. These cash flows were discounted back to their present values. The resulting net cash flows from such projects are based on estimates made by Digi's management of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes resulting from such projects. These estimates are based on the following assumptions:

- The estimated revenues are based upon projected average annual revenue growth rates from future products expected to be derived once technological feasibility is achieved of between 18% and 65% during the period from 2000 through 2005. Estimated total revenues expected from products to be developed using purchased in-process research and development peak in the year 2005 and decline rapidly in 2006 and 2007 as other new products are expected to enter the market. These projections are based on estimates made by Digi's management of market size and growth (which are supported by independent market data), expected trends in technology and the nature and expected timing of new product introductions by ITK and its competitors. These estimates also include growth related to Digi utilizing certain ITK technologies under development in conjunction with its products, Digi marketing and distributing the resulting products through its resellers, and Digi enhancing the market's response to ITK's products by providing incremental financial support and stability.

- The estimated cost of sales as a percentage of revenues is expected to be lower than ITK's cost of sales would have been on a stand-alone basis primarily due to Digi's expected ability to achieve more favorable pricing from key component vendors and production efficiencies due to economies of scale achieved through combined operations.

- The estimated selling, general and administrative costs are expected to more closely approximate Digi's cost structure (approximately 34% of revenues in 1997), which is lower than ITK's cost structure (approximately 81% of revenues in fiscal 1997). Cost savings are expected to result primarily from:
   (a) the changes related to certain restructuring actions including the shut-down of certain existing ITK facilities and a reduction in certain administrative ITK employees; (b) the distribution of ITK's products through Digi's resellers (i.e., sales of higher volume products with lower direct selling costs); and (c) efficiencies due to economies of scale through combined operations (i.e., consolidated marketing and advertising programs). These cost savings are expected to be realized primarily in 2000 and thereafter.-

- Discounting the net cash flows back to their present values is based on the weighted averages cost of capital (WACC). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The WACC assumed for Digi, as a corporate business enterprise, is 14%. The discount rate used in discounting the net cash flows from purchased in-process technology was 30%. This discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process research and development, the useful life of such completed research and development, the profitability levels of such completed research and development and the uncertainty of technological advances that are unknown at this time. If these products are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. Digi expects to begin to benefit from the purchased in-process research and development in 2000.

     The identifiable intangible assets of $12,700,000 included in the purchase price allocation set forth above are comprised of proven technology with an appraised fair value of $11,300,000 and an assembled workforce with an appraised fair value of $1,400,000, which have estimated useful lives of five years and six years, respectively. The remaining unallocated purchase price represents goodwill which is being amortized over seven years.


ACQUISITION OF CENTRAL DATA CORPORATION

     In July 1998, Digi acquired all of the outstanding common stock of CDC. The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed, including estimated restructuring and integration costs of $750,000.

     Components of the purchase consideration, including related transaction costs, consist of $14,261,965 in cash, Digi's common stock with a market value of $4,039,475 and $891,184 of replacement stock options issued by Digi to CDC option holders. The cash and Digi's common stock were issued in exchange for outstanding shares of CDC's common stock and Digi's stock options were issued in exchange for the outstanding CDC common stock options. The value of Digi's common stock issued was based on a per share value of approximately $20.25, which was the market value of Digi's common stock on the date Digi and CDC agreed to the terms of the purchase. The value of Digi's common stock options is based on the excess of the market value of Digi's common stock over the option exercise prices on the date that these options were granted to CDC employees. The purchase price will increase by $1,230,683 if the unvested portion of stock options granted to the CDC employees vest. Such amount has been recorded as unearned stock compensation.

     Valuation of the intangible assets acquired was determined by an independent appraisal company and consists of purchased in-process research and development (IPR&D), proven technology and an assembled workforce. The purchase price exceeded the estimated fair value of tangible and intangible assets acquired by $1,034,833, which was recorded as goodwill.


     The table below is an analysis of the purchase price allocation.

          Cash and fair value of Digi's common
            stock and common stock options issued                $ 18,891,184

          Direct acquisition costs                                    301,440

          CDC liabilities assumed, including estimated
            restructuring and integration costs of  $750,000        4,394,617
                                                                 ------------

          Total purchase price                                     23,587,241

          Estimated fair value of tangible assets acquired          5,252,408

          Estimated fair value of:

            IPR&D                                                  13,200,000

            Identifiable intangible assets                          4,100,000

            Goodwill                                                1,034,833
                                                                 ------------
                                                                 $ 23,587,241
                                                                 ------------
                                                                 ------------

     Management, based upon an independent appraisal, estimates that $13,200,000 of the purchase price represents the fair value of purchased IPR&D that had not yet reached technological feasibility and has no alternative future use. The amount allocated to IPR&D was expensed as a non-recurring, non-tax-deductible charge upon consummation of the acquisition. Digi is using the acquired in-process research and development to create new products based on the Universal Serial Bus, which is emerging as a new industry-standard serial communications bus architecture, and which will become part of Digi's product line over the next several years. Digi anticipates that Universal Serial Bus products developed from acquired in-process research and development will be released in 1999. Digi expects that the acquired in-process research and development will reach technological feasibility, but there can be no assurance that the commercial viability of these products will be achieved.

     The nature of the efforts required to develop the acquired in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The estimated costs to be incurred to develop the purchased in-process technology into commercially viable products are approximately $5,000,000 in the aggregate through the year 2004, consisting of $200,000 incurred during the period from July 1998 through September 30, 1998, and $800,000 per year from 1999 to 2004.

     The value assigned to purchased in-process research and development was determined by independent appraisers, who projected cash flows related to future products expected to be derived once technological feasibility is achieved, including costs to complete the development of the technology and the future revenues and costs which are expected to result from commercialization of the products. These cash flows were discounted back to their present values. The resulting net cash flows from such projects are based on estimates made by Digi's management of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes resulting from such projects. These estimates are based on the following assumptions:

- The estimated revenues are based upon projected average annual revenue growth rates from future products expected to be derived once technological feasibility is achieved of between 9% and 52% during the period from 2000 through 2002. Estimated total revenues expected from products to be developed using purchased in-process research and development peak in the year 2002 and decline rapidly in 2003 and 2004 as other new products are expected to enter the market. These projections are based on estimates made by Digi's management of market size and growth (which are supported by independent market data), expected trends in technology and the nature and expected timing of new product introductions by CDC and its competitors. These estimates also include growth related to

   Digi utilizing certain CDC technologies under development in conjunction with Digi's products, Digi marketing and distributing the resulting products through its resellers, and Digi enhancing the market's response to CDC's products by providing incremental financial support and stability.

- The estimated cost of sales as a percentage of revenues is expected to be lower than CDC's cost of sales would have been on a stand-alone basis primarily due to Digi's expected ability to achieve more favorable pricing from key component vendors and production efficiencies due to economies of scale achieved through combined operations.

- The estimated selling, general and administrative costs are expected to remain at approximately the same levels for Digi and CDC (approximately 33% of revenues for both Digi and CDC in 1997).

- Discounting the net cash flows back to their present values is based on the weighted average cost of capital (WACC). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The WACC assumed for Digi, as a corporate business enterprise, is 14%. The discount rate used in discounting the net cash flows from purchased in-process technology was 30%. This discount rate is higher than the WACC due to the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process research and development, the useful life of such completed research and development, the profitability levels of such completed research and development and the uncertainty of technological advances that are unknown at this time.

     If these products are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. Digi expects to begin to benefit from the purchased in-process research and development in 1999.

     The identifiable intangible assets of $4,100,000 included in the purchase price allocation set forth above are comprised of proven technology with an appraised fair value of $3,700,000, and an assembled workforce with an appraised fair value of $400,000, which have estimated useful lives of five years and six years, respectively. The remaining unallocated purchase price represents goodwill, which is being amortized over seven years.

     Digi has responded to questions provided by the staff of the Securities and Exchange Commission about its write-offs of acquired in-process research and development in connection with the ITK and CDC acquisitions. As of December 11, 1998, Digi had not received any further comments from the Securities and Exchange Commission.

OTHER INCOME

     Other income for 1998 increased approximately $3.0 million, as Digi earned higher interest income on its increased cash and cash equivalent balances. Other income also included a fiscal 1998 third-quarter reversal of a $1.4 million previously accrued obligation related to lease guarantees for AetherWorks Corporation. As discussed in the next item below, the obligation is no longer required because Digi is no longer the primary guarantor for these leases.

AETHERWORKS CORPORATION NET LOSS AND WRITE-OFF

     In connection with Digi's previously purchased $13.8 million of convertible notes from AetherWorks Corporation, in May 1998 Digi exchanged such notes for a non-interest bearing $8.0 million non-convertible note and was released from all of its guarantees of certain lease obligations of AetherWorks. Due to significant uncertainty as to its collectibility, the $8.0 million note, which matures in 2001, has been recorded by Digi as having no carrying value. In fiscal 1997 and 1996, Digi used the equity method to account for its investment in AetherWorks and recorded net losses of $5.8 million and $3.6 million, respectively. These net losses represent 100% of AetherWorks' losses for those years. The percentage of AetherWorks' net losses included in Digi's financial statements was based upon the percentage of financial support provided by Digi (versus other investors) during those years. Digi wrote off its investment in AetherWorks as of September 30, 1997, and recorded a $5.8 million charge, composed of its $2.4 million remaining investment, its $2.0 million remaining obligation to purchase additional notes and $1.4 million for the obligation to guarantee certain AetherWorks leases. Digi no longer has any funding obligations or any potential equity interest in or management control over AetherWorks. Consequently, Digi has not included any of AetherWorks' net losses in its results of operations during fiscal 1998.

INCOME TAXES

     Digi recorded a $9.7 million tax provision for 1998, even though it has reported a pre-tax loss for the year. This tax provision was required primarily because the write-off of acquired in process research and development and the amortization of certain intangible assets and goodwill acquired in the purchase of ITK and CDC is not deductible for income tax reporting purposes. In 1997, Digi recorded a $0.1 million tax provision, while reporting a pre-tax loss for that year. That provision was necessary due to the non-deductibility of certain intangible assets written off as part of the restructuring charge, the

AetherWorks net losses and the related investment write-off. In addition, Digi had also provided additional provision in connection with an IRS examination of certain tax returns filed in prior years. In 1996, Digi recorded a $7.5 million income tax provision at a higher rate than the federal statutory rate due primarily to the nondeductability of the AetherWorks net losses.

INFLATION

     Digi believes inflation has not had a material effect on its operations or its financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     Digi has financed its operations principally with funds generated from operations, and, in prior years, with proceeds from earlier public offerings. Investing activities in 1998 consisted of the acquisitions of ITK and CDC for a combined purchase price of $46.9 million, including the issuance of $15.7 million of common stock, $2.2 million of replacement stock options, and cash payments of $29 million. In connection with the acquisitions, Digi also assumed $22.1 million in line of credit obligations and long-term debt in the fourth quarter of fiscal 1998, reflecting the outstanding debt of ITK and CDC.

     Other investing activities in 1998 consisted primarily of purchases of $5.8 million of equipment and capital improvements, including a new enterprise-wide computer system. In addition, the final payments totaling $2 million for AetherWorks Corporation notes were made in 1998.

     In September 1998, the Board of Directors authorized a program to repurchase up to one million shares of Digi's common stock for use in Digi's benefit plans. As of September 30, 1998, 15,000 shares had been repurchased under this program.

     Investing activities in 1997 consisted of purchases of $8.8 million of equipment and capital improvements and the purchase of $6.5 million of additional convertible notes from AetherWorks Corporation.

     At September 30, 1998, Digi had working capital of $37.9 million and debt totaling $22.1 million. Digi maintains lines of credit with various financial institutions providing for borrowings of up to $25,707,000, depending upon levels of eligible accounts receivable and inventories. As of September 30, 1998, $10,707,000 had been borrowed under these lines of credit. Digi's management believes that current financial resources, cash generated from operations and Digi's potential capacity for debt and/or equity financing will be sufficient to fund current and future business operations.

FOREIGN CURRENCY TRANSLATION

     Substantially all of Digi's foreign transactions are negotiated, invoiced and paid in U.S. dollars -- except for approximately $5.8 million in Deutschemark-denominated sales made through Digi's newly-acquired subsidiary, ITK. In future periods, a significant portion of sales made through ITK will be made in Deutschemarks until full integration of the "euro" is achieved. Digi has not implemented a hedging strategy to reduce the risk of foreign currency translation exposures, which management does not believe to be significant based on the scope of Digi's foreign operations as of September 30, 1998.

     Effective January 1, 1999, eleven states of the European Union will convert to a common currency, called the "euro." This action will most likely cause the majority of Digi's European transactions to be negotiated, invoiced and paid in "euros." The conversion will most likely add currency exchange costs and risks, although such costs and risks are not quantifiable at this time.

YEAR 2000 ISSUES

     Digi began a comprehensive project in 1996 to prepare its products and its internal computer systems for the year 2000. Most of Digi's products are year 2000 compliant because there is very little or no date processing involved. Certain products, including end-of-life versions, do require customer action such as a patch or version upgrade to be compliant. These products are being identified, and Digi is in the process of notifying impacted customers.


     Digi believes its implementation of a new enterprise-wide information management system, principally installed to improve operating efficiency, will address Digi's internal year 2000 compliance issues. Because of the acquisitions of ITK and CDC, the world-wide rollout of this system will not be completed until the late summer of calendar year 1999. If necessary conversions are not completed on a timely basis, the year 2000 could have a material adverse effect on Digi's operations. Overall, management believes the year 2000 will not have a significant impact on operations.

     Digi plans to continue with remediation and testing efforts with both its products and internal systems to further mitigate any risks associated with the year 2000. At this time, Digi believes it is unnecessary to adopt a contingency plan covering the possibility that the year 2000 project will not be completed in a timely manner, but, as part of the overall project, Digi will continue to assess the need for a contingency plan based on Digi's periodic evaluation of target dates for the completion of the year 2000 project.

     Digi faces risk to the extent that suppliers of products and services purchased by Digi and others with whom Digi transacts business on a world-wide basis do not have business products and services that comply with year 2000 requirements. Digi has obtained assurances from most of its key suppliers that their products and services are year 2000 compliant. In the event any such third parties cannot, in a timely manner, provide Digi with products and services that meet the year 2000 requirements, Digi's operating results could be materially adversely affected.

     The costs associated with the year 2000 project are minimal and are not incremental to Digi, but include temporary reallocation of existing resources. Although Digi believes that the remaining cost of year 2000 modifications for both internal-use systems and Digi's products are not material, there can be no assurances that various factors relating to the year 2000 compliance issues, including litigation, will not have a material adverse effect on Digi's business, operating results, or financial position.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This standard will require that an enterprise display an amount representing total comprehensive income for the period. Statement No. 130 will be initially effective for the first quarter of Digi's fiscal year ending September 30, 1999. Adoption of Statement of Financial Accounting Standards No. 130 will not impact Digi's results of operations or its financial position.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes Statement No. 14. This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their operating segments, in annual financial statements and would require that those enterprises report selected segment information in interim financial reports to stockholders. Operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. Statement No. 131 will be effective for Digi beginning with the first quarter of Digi's fiscal year ending September 30, 1999. Management has not yet completed its analysis of the effects of Statement No. 131 on its financial reporting.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 will be effective for Digi beginning with Digi's fiscal year ending September 30, 2000. As Digi presently has no derivative instruments and is not involved in hedging activity, Digi does not expect the adoption of Statement No. 133 to have an impact on its results of operations or its financial position.

     In October 1997, Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), was issued. SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. SOP 97-2 will become effective for Digi's fiscal year ending September 30, 1999. The adoption of SOP 97-2 is not expected to have a significant impact on Digi's results of operations or its financial position.

                                   THE COMPANY

BUSINESS

         Digi was formed in l985 as a Minnesota corporation and reorganized as a Delaware corporation in l989. Digi is a worldwide provider of data communications products for open systems, server-based remote access and local area network ("LAN") applications. Digi's communications products, which support a broad range of server platforms and network operating systems in the industry, enable people to have access to information, no matter when they need it or what type of computer they are using.

         Digi's products enhance the development of open systems, server-based communication by being compatible with all PC platforms - Compaq, IBM, Hewlett-Packard, and Sun Microsystems - and popular operating systems, including Microsoft Windows NT and Novell NetWare. Digi's solutions give customers the flexibility to scale up easily as needs change and to choose from a variety of industry-standard, cost effective alternatives. Digi's products also support remote access connectivity through intranets and the Internet.

         Digi's server-based communications serial port boards provide asynchronous (transmitting single characters at a time) and synchronous (transmitting characters in a group) data transmissions for analog modems, ISDN (Integrated Services Digital Network), X.25, Frame Relay or T1/E1 connections.

         Digi's serial port communications products constituted approximately 80%, 76% and 80% of net sales in fiscal 1998, 1997 and 1996, respectively. These products provide connections for two primary markets:

         1. The core serial port products provide PC-host-to-terminal serial I/O (input/output) connections. These products facilitate data transmission for point-of-sale ("POS") applications, on-line transaction processing, factory automation, inventory control and office automation, among others. The onboard firmware allows the products to quickly, accurately and reliably transmit data, thereby eliminating the information bottlenecks that can result when multiple users or devices share one processing unit. These solutions primarily use multiuser, multitasking operating systems such as UNIX (and its variations), along with standard PC servers and communications cards.

         2. Open systems, server-based remote access products are data communications boards that support remote access applications such as Internet access, connectivity to corporate intranets and branch office networks, and telecommuting.

         Digi entered the LAN market with its acquisition of MiLAN Technology Corporation in November 1993. Digi's LAN business, formerly the MiLAN Technology Division, provides cost-effective and power-efficient Ethernet, Fast Ethernet and Token Ring networking connectivity products that are installed on a LAN to increase its productivity.

         Digi's LAN connectivity products include these two groups:

         1. The physical layer products allow users to easily build and expand networks using a variety of technologies including Ethernet, Fast Ethernet, Gigabit Ethernet and ATM. These products include single and multiport transceivers, converters, microhubs and modular repeaters.

         2. The print server products, based on the FastPort line, make print sharing convenient and affordable. The FastPort line includes the industry's first multiprotocol network print server providing access to any printer on an Ethernet or Token Ring network without the inconvenience and expense of spooling through a workstation or server.

         Digi entered the Internet telephony market with the acquisition of ITK International in July 1998 and its Voice over Internet Protocol ("VoIP") products. ITK International provides the new VoIP technology with the NetBlazer 8500 gateway, a "proof of concept" product that converts voice signals to TCP/IP packets and routes them over IP networks such as the Internet and company intranets. This capability combines voice and data onto one cost-effective network and is changing the whole concept of traditional voice communication. Although the VoIP technology acquired from ITK International is still under development, Digi believes that this technology will be successful once a functioning, finished product is complete. Digi acquired ITK International for approximately $27.7 million in cash, stock, replacement stock options and the assumption of $39.8 million of liabilities and restructuring/integration costs.

         Digi expanded its product lines with its acquisition of Central Data in July 1998. Digi also acquired in-process research and development from Central Data related to Universal Serial Bus ("USB") technology. This in-process technology will give customers the ability to maintain existing non-USB peripheral equipment and connect with new PCs which contain advanced USB interfaces. Digi expects to introduce USB products in fiscal 1999. Digi acquired

Central Data for approximately $19.2 million in cash, stock and replacement stock options and the assumption of $4.4 million of liabilities and restructuring/integration costs.

         Digi works closely with customers, PC and server vendors, operating system companies and other marketing partners to continuously optimize Digi's wide area network ("WAN") and LAN products to interoperate in open systems, industry-standard environments. This assures customers the ability to choose the most flexible, cost-effective solution to meet their individual needs.

         Digi markets its products to a broad range of customers, including major domestic and international distributors, end users, system integrators, VARs and OEMs. This network includes more than 185 distributors in the United States, Canada and 65 countries worldwide, as well as OEM customers.

         In July 1991, Digi opened a sales support office in Germany to increase sales support to the European distribution network. Digi expanded its presence in the German market in July 1998 with the acquisition of ITK International, which maintains a sales and manufacturing office in Dortmund, Germany. In October 1993, Digi opened a sales support office in Singapore to increase sales support for its products to the Pacific Rim distribution network. In 1996, Digi opened similar offices in Hong Kong, Sydney and Tokyo and in 1997, Digi opened sales offices in Paris and London to better serve its non-U.S. markets.

         To serve its worldwide markets, Digi (i) offers products that, in the opinion of management, provide superior performance relative to current standards and application requirements, (ii) provides products that are compatible with a broad array of open systems operating systems and industry-standard PC, server and workstation architectures, and (iii) provides, in the opinion of management, superior technical support, including frequent and timely product updates and ready access to Digi's support staff.

         The computer industry is characterized by rapid technological advances and evolving industry standards. The market can be significantly affected by new product introductions and marketing activities of industry participants. Digi competes for customers on the basis of product performance in relation to compatibility, support, quality and reliability, product development capabilities, price and availability. Many of Digi's competitors and potential competitors have greater financial, technological, manufacturing, marketing and personnel resources than Digi. Digi believes that it is the market leader in serial port boards for server-based communications in the computer industry. With respect to the LAN business, Digi believes it commands less than a 5% market share. Digi is currently establishing its position in the remote access market for Digi's RAS product lines. Digi will enter the Internet telephony market upon full development of its VoIP technology.

         Digi's manufacturing operations procure all parts and certain services involved in the production of products. Digi subcontracts most of its product manufacturing to outside firms that specialize in providing such services. Digi believes that this approach to manufacturing is beneficial because it permits Digi to reduce its fixed costs, maintain production flexibility and maximize its profit margins.

         Digi's products are manufactured to its designs with standard and semi-custom components. Most of these components are available from multiple vendors. Digi does have several single-sourced supplier relationships, either because alternative sources are not available or because the relationship is advantageous to Digi. If these suppliers are unable to provide timely and reliable supply of components, Digi could experience manufacturing delays adversely affecting results of operations.

         During fiscal years 1996, 1997 and 1998, Digi's research and development expenditures were $21.3, $18.0 and $17.0 million, respectively.

         Due to rapidly changing technology in the computer industry, Digi believes that its success depends primarily upon the engineering, marketing, manufacturing and support skills of its personnel, rather than upon patent protection. Although Digi may seek patents where appropriate and has certain patent applications pending for proprietary technology, Digi's proprietary technology or products are generally not patented. Digi relies primarily on the copyright, trademark and trade secret laws to protect its proprietary rights in its products. Digi has established common law and registered trademark rights on a family of marks for a number of its products.

         In May 1998, Digi exchanged its previously purchased $13,796,525 of convertible notes from AetherWorks Corporation, a development stage company engaged in the development of wireless and dial-up remote access technology, for a non-interest bearing $8,000,000 non-convertible note. As a part of the exchange, Digi relinquished its rights to any future technology or claims on any of AetherWorks' intellectual properties. In exchange, Digi has been released from all of its guarantees of certain lease obligations of AetherWorks. As a result, Digi reversed its $1,350,000 accruals established in the fourth quarter of 1997, for the estimated probable cost related to its guarantee of such lease obligations and has included such amount as AetherWorks Corporation gain for the year ended September 30, 1998.

         Due to the significant uncertainty as to collectibility of the $8,000,000 note, which matures in 2001, the note has been recorded with no carrying value as of September 30, 1998. Digi continues to lease to AetherWorks $1,325,000 of computer equipment under a three-year direct financing lease, expiring in 2000.

         During the year ended September 30, 1998, two customers comprised more than 10% of net sales each: Ingram Micro at 15.5% and Tech Data at 13.7%. During the year ended September 30, 1997, two customers comprised more than 10% of net sales each: Ingram Micro at 15.1%, and Tech Data at 10.5%. During the year ended September 30, 1996, two customers accounted for more than 10% of net sales each: Tech Data at 13.9% and Ingram Micro at 13.4%.

         As of September 30, 1998, Digi had backlog orders which management believed to be firm in the amount of $2.9 million. All of these orders are expected to be filled in the current fiscal year. Backlog as of September 30, 1997 was $14.7 million.

         Total employees at September 30, 1998 were 703.

PROPERTIES

         Digi's headquarters and research facilities are located in a 130,000 square foot office building in Minnetonka, Minnesota which Digi acquired in August 1995 and has occupied since March 1996. Digi's primary manufacturing facility is currently located in a 58,000 square foot building in Eden Prairie, Minnesota, which Digi purchased in May 1993 and has occupied since August 1993. Additional office and research facilities include a 46,170 square foot facility in Sunnyvale, California, the lease for which expires in April 2002. The headquarters and research facilities owned by ITK International are located in a 63,000 square foot facility in Dortmund, Germany. The headquarters and research facility owned by Central Data are located in a 20,000 square foot facility located in Champaign, Illinois.

         Digi's sales support office in Asia is located in a 1,560 square foot office in Singapore, the lease for which expires in May 2000. Digi's sales support office in Australia is located in a 886 square foot office in Sydney, the lease for which expires in February 2001. Digi's sales support office in Hong Kong is located in a 2,643 square foot office in Causeway Bay, the lease for which expires in 2001. Digi's sales support office in London is located in a 2,000 square foot office, the lease for which expires in June 2002. Digi's sales support office in Paris is located in a 625 square foot office, the lease for which expires with a 30 day notice. Management believes that Digi's facilities are suitable and adequate for current office, research and warehouse requirements, and that its manufacturing facilities provide sufficient production capacity to meet its currently anticipated needs.

LITIGATION

         Between January 3, 1997 and March 7, 1997, Digi and certain of its previous officers were named as defendants in five putative securities class action lawsuits filed in the United States District Court for the District of Minnesota on behalf of an alleged class of purchasers of its common stock during the period January 25, 1996, through December 23, 1996. The five putative class actions were thereafter consolidated, and on May 12, 1997, a consolidated amended class action complaint was filed in the actions, which are captioned IN RE DIGI INTERNATIONAL INC. SECURITIES LITIGATION (Master File No. 97-5 DWF/RLE). The Consolidated Amended Complaint alleges that Digi and its previous officers Ervin F. Kamm, Jr., Gerald A. Wall and Gary L. Deaner violated the federal securities laws by, among other things, misrepresenting and/or omitting material information concerning Digi's operations and financial results. The Consolidated Amended Complaint seeks compensatory damages in an unspecified amount plus interest against all defendants, jointly and severally, and an award of attorneys' fees, experts' fees and costs.

         On February 25, 1997, Digi and certain of its previous officers also were named as defendants in a securities lawsuit filed in the United States District Court for the District of Minnesota by the Louisiana State Employees Retirement System, which is captioned LOUISIANA STATE EMPLOYEES RETIREMENT SYSTEM V. DIGI

INTERNATIONAL INC., GARY L. DEANER, ERVIN F. KAMM, JR., GERALD A. WALL AND "JOHN DOE" AND "RICHARD ROE", DEFENDANTS (Civil File No. 97-440, Master File No. 97-5 DWF/RLE). On June 3, 1997, the Louisiana State Employees Retirement System filed an Amended Complaint. The Louisiana Amended Complaint alleges that Digi and its previous officers Ervin F. Kamm, Jr., Gerald A. Wall and Gary L. Deaner violated federal securities laws and state common law by, among other things, misrepresenting and/or omitting material information concerning Digi's operations and financial results. The Louisiana Amended Complaint seeks compensatory damages in the amount of $718,404.70 plus interest against all defendants, jointly and severally, and an award of attorneys' fees, disbursements and costs.

         In a decision issued on May 22, 1998, the United States District Court for the District of Minnesota granted in part and denied in part defendants' motions to dismiss the Consolidated Amended Complaint and the Louisiana Amended Complaint. The Court dismissed without leave to replead all claims asserted in both cases, except for certain federal securities law claims based upon alleged misrepresentations and/or omissions relating to the accounting treatment applied to Digi's AetherWorks investment. The Court also limited the claims asserted in the Louisiana Amended Complaint to the 11,000 shares of Digi's stock held subsequent to November 14, 1996, for which the Louisiana Amended Complaint claims damages of $184,276.40. The claims in the two actions remain pending against Digi and its former officers Ervin F. Kamm, Jr. and Gerald A. Wall. Discovery in the actions is proceeding.

         Because the lawsuits are in preliminary stages, the ultimate outcomes cannot be determined at this time, and no potential assessment of their effect, if any, on Digi's financial position, liquidity or future operations can be made.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Digi's Directors and Executive Officers are as follows:


             NAME                         AGE                                     POSITION
--------------------------------     ---------------    -------------------------------------------------------------
John P. Schinas                            61           Chairman of the Board of Directors

Jerry A. Dusa                              51           Director, President and Chief Executive Officer

Douglas J. Glader                          54           Senior Vice President, Manufacturing Operations

Dino G. Kasdagly                           44           Senior Vice President, Development

Willis K. Drake                            75           Director

Richard E. Eichhorn                        69           Director

Robert S. Moe                              67           Director

Mykola Moroz                               61           Director

David Stanley                              63           Director


         Mr. Schinas, a founder of Digi, has been its Chairman of the Board since July 1991. He has been a member of the Board of Directors since Digi's inception in July 1985 and served as Digi's Chief Executive Officer from July 1985 to January 1992.

         Mr. Dusa has been a member of the Board of Directors and President and Chief Executive Officer of Digi since March 12, 1997 after serving Digi as interim acting Chief Executive Officer from January 3, 1997 to March 12, 1997. Prior to January 3, 1997, Mr. Dusa had been the owner and principal of Phase One Partners, Inc., an investment and consulting business, since 1995 and had acted as a consultant to Digi in this capacity since August 1996. From 1994 to 1995, Mr. Dusa was Vice President of Fujitsu Microelectronics, Inc., a manufacturer of integrated circuit products. From 1993 to 1994, Mr. Dusa was President of Eagle Technology, a manufacturer of network connectivity products. From 1992 to 1993, Mr. Dusa was President of Kalpana, Inc., a manufacturer of network connectivity products. Prior to 1992, Mr. Dusa held executive management positions with a number of high technology companies including IBM Corporation, 3Com Corporation and Tandem Computers.

         Mr. Glader was named Digi's Vice President of Operations in February 1995 and Senior Vice President, Manufacturing Operations, on July 8, 1997. Before that, he was formerly Director of Manufacturing and Operations for MiLAN Technology Corporation, which Digi acquired in November 1993. He began his career with Memorex Corporation and also worked for Measurex Corporation, Altus Corporation and Direct Incorporated. He founded and was Vice President of Operations for Greyhawk Systems, Inc., a manufacturer of electronic imaging hardware and software.

         Mr. Kasdagly joined Digi in October 1997, as Senior Vice President, Development. Prior to joining Digi, Mr. Kasdagly had been an executive with IBM Corporation since November 1980, most recently as Director, Division Quality and Business Reengineering for IBM's AS/400 Division.

         Mr. Drake has been a member of Digi's Board of Directors since 1987. Since 1983, Mr. Drake has been a private investor. Mr. Drake is also a director of Analysts International Corporation, a software manufacturer; Innovex

Inc., a manufacturer of specialty precision electromagnetic products and Telident, Inc., a manufacturer of telephone system enhancement equipment; as well as several privately held companies.

         Mr. Eichhorn has been a member of Digi's Board of Directors since 1987. Since April 1992, Mr. Eichhorn has been a private investor. He is also a director of several privately held companies.

         Mr. Moe has been a member of Digi's Board of Directors since October 1996. From 1981 to his retirement in 1993, he was the Chief Financial Officer of Polaris Industries, Inc., a manufacturer of snowmobiles, all-terrain vehicles and personal watercraft. He is also a director of Polaris Industries, Inc.

         Mr. Moroz, a founder of Digi, has been a member of Digi's Board of Directors since July 1991. He was a consultant to Digi on manufacturing operations from December 1994 to November 1996. He was President of Digi from July 1991 to November 1994 and Chief Executive Officer from January 1992 to November 1994. Mr. Moroz was Chief Operating Officer of Digi from July 1991 to January 1992. Mr. Moroz is also a director of Parts 1, Inc., a privately held corporation that is a supplier to Digi.

         Mr. Stanley has been a member of Digi's Board of Directors since 1990. Mr. Stanley served as Chairman and Chief Executive Officer of Payless Cashways, Inc., a building materials retailer, from 1984 to 1997. Payless Cashways, Inc. filed a voluntary Chapter 11 bankruptcy petition on July 21, 1997. A plan of reorganization was approved by the creditors and confirmed by the United States Bankruptcy Court for the Western District of Missouri in November 1997. Payless Cashways, Inc. emerged from bankruptcy in early December 1997. He is also a director of Best Buy Co., Inc., a consumer electronics retailer.

COMMITTEES

         Digi's Audit Committee consists of Messrs. Stanley (Chairman), Moe and Moroz. Digi's Compensation Committee consists of Messrs. Eichhorn (Chairman), Drake and Moe. Digi's Corporate Governance and Nominating Committee consists of Messrs. Schinas (Chairman), Stanley and Eichhorn.

DIRECTOR COMPENSATION

         Currently, each non-employee director of Digi who beneficially owns not more than 5% of Digi's outstanding Common Stock who is newly elected to the Board, whether elected at an annual meeting or during the year, and who has not previously been a director of Digi, receives a one-time, non-elective grant of an option to purchase 5,000 shares of Digi's Common Stock at the then-current market price. Furthermore, each non-employee director of Digi who beneficially owns not more than 5% of Digi's outstanding Common Stock, whether incumbent or newly elected, who is elected at an annual meeting receives a non-elective grant of an option to purchase 1,500 shares of Digi's Common Stock at the then-current market price. If a newly elected non-employee director is first elected during the year, then such non-elective option grant is prorated.

         In addition, each non-employee director of Digi who beneficially owns not more than 5% of Digi's outstanding Common Stock, whether incumbent or newly elected, who is elected at an annual meeting has an election to receive one of the following: (i) an option to purchase 6,000 shares of Common Stock of Digi at the then-current market price or (ii) cash payments consisting of an annual retainer of $8,000, payable quarterly in arrears, plus per meeting fees of $750 for each meeting of the Board of Directors attended and $350 for each committee meeting attended that is not held on the same day as a meeting of the Board of Directors. If a newly elected non-employee director of Digi who beneficially owns not more than 5% of Digi's outstanding Common Stock is first elected during the year, the option grant to purchase 6,000 shares of Common Stock or the $8,000 annual retainer is prorated.

         As additional compensation, each committee Chairman who is also a non-employee director who beneficially owns not more than 5% of Digi's outstanding Common Stock has an annual election to receive one of the following:
(i) an option to purchase 1,000 shares of Digi's Common Stock at the then-current market price or (ii) a cash payment of $2,500. Directors who beneficially own more than 5% of Digi's outstanding Common Stock serve without receiving the compensation described above. Mr. Schinas serves as Chairman of the Board pursuant to an employment agreement for an annual base salary of $100,000 and such bonus compensation as the Compensation Committee may determine to award in its discretion.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table contains information concerning the annual and long-term compensation for the fiscal years ended September 30, 1998, 1997 and 1996 provided to Digi's Chief Executive Officer and its other three most highly compensated executive officers who received remuneration exceeding $100,000 for the fiscal year ended September 30, 1998.


                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                    ANNUAL COMPENSATION                  AWARDS
                                              -----------------------------------     ------------
          NAME AND                            FISCAL                                                   ALL OTHER
      PRINCIPAL POSITION                       YEAR       SALARY           BONUS        OPTIONS (#)   COMPENSATION
      ------------------                      ------     --------        --------       -----------   ------------
Jerry A. Dusa, President,                      1998      $283,228        $200,000          250,000        $ (5)
   Chief Executive Officer, Director(1)        1997       250,315         212,768          250,000           0

Douglas J. Glader, Senior Vice President,      1998       159,597         169,752           30,000          (5)
   Manufacturing Operations(2)                 1997       169,327         123,000          105,800           0
                                               1996       134,712            0              10,800           0

Dino G. Kasdagly, Senior Vice President,       1998       171,106         143,938           80,000          (5)
   Development(3)

Jonathon E. Killmer, Senior Vice               1998       182,480         156,910           30,000          (5)
   President, Chief Financial Officer,         1997       144,231         100,000          105,000           0
   Treasurer(4)

-----------


(1) Mr. Dusa became President and Chief Executive Officer, and a Director, on March 12, 1997. Prior to March 12, 1997, Mr. Dusa served as interim acting Chief Executive Officer from January 3, 1997 and served as a consultant to Digi prior to that time.

(2) Mr. Glader joined Digi in 1994, became Vice President in February 1995 and became Senior Vice President in April 1997.

(3) Mr. Kasdagly joined Digi as Senior Vice President in October 1997. Pursuant to his employment agreement, Digi paid Mr. Kasdagly a one time signing bonus of $42,407.74, which is included in his 1998 bonus compensation in the above table. See "Employment Contracts; Severance, Termination of Employment and Change-in-Control Arrangements" below.

(4) Mr. Killmer joined Digi as Vice President, Chief Financial Officer and Treasurer in October 1997. Mr. Killmer became Senior Vice President, Chief Financial Officer and Treasurer in July 1997 and held such offices until his resignation effective October 30, 1998.

(5) No allocation of Digi's matching contribution to the 401-K Plan will be made to individual plan accounts until after the end of the 1998 calendar year. If allocated, these amounts would be reflected here and would be the only compensation reported in this column.

                        OPTION GRANTS IN LAST FISCAL YEAR



                    INDIVIDUAL GRANTS
---------------------------------------------------------------
                          NUMBER OF      TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                         SECURITIES     OPTIONS                                        ASSUMED ANNUAL RATES OF STOCK
                         UNDERLYING    GRANTED TO      EXERCISE                        PRICE APPRECIATION FOR OPTION
                           OPTIONS     EMPLOYEES       OR BASE                                   TERMS (1)
                           GRANTED     IN FISCAL        PRICE      EXPIRATION    -------------------------------------------
       NAME                  (#)         YEAR           ($/SH)        DATE         0%($)            5%($)           10%($)
----------------------   ----------    ---------       --------    ----------    --------      ------------    -------------
Jerry A. Dusa.........   250,000(2)     20.83%          $17.00      01/28/08     $968,750      $  4,250,794    $  9,286,093
Douglas J. Glader.....    30,000(3)      2.50            27.50      04/20/08            0           518,838       1,314,838
Dino G. Kasdagly......    50,000(4)      4.16            14.75      10/28/07            0           463,810       1,175,385
Dino G. Kasdagly......    30,000(3)      2.50            27.50      04/20/08            0           518,838       1,314,838
Jonathon E. Killmer...    30,000(3)      2.50            27.50      04/20/08            0           518,838       1,314,838
All Stockholders' Potential Realizable Value at
    Assumed Growth Rates (5).................................................... $      0      $462,649,245    $734,097,858


(1) The dollar amounts under these columns are the results of calculations at a 0% annual appreciation rate, and at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of Digi's stock. Stockholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company's stock appreciates (other than in the case of Mr. Dusa), which benefits all stockholders commensurately.

(2) These options become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant with the possibility of performance-based accelerated vesting of (i) up to 125,000 shares upon the attainment of fiscal 1998 goals previously established for determination of Mr. Dusa's cash bonus and (ii) up to an additional 125,000 shares based upon the attainment of fiscal 1999 goals to be established by the Committee for determination of Mr. Dusa's cash bonus. If either the fiscal 1998 or 1999 goals are not fully attained, the number of options to be accelerated will be prorated based on the aggregate percentage achieved, in either case as determined by the Committee. The options to be accelerated are those that are the last scheduled to vest.

(3) These options become exercisable as to 7,500 shares on April 20, 1999, and as to 625 shares on the twentieth day of each of the next 36 months beginning on May 20, 1999.

(4) These options become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant.

(5) These calculations are based upon 14,588,995 outstanding shares and assume a base price of $19.40, the average price of the options granted to the executive officers named in the Summary Compensation Table.

                                AGGREGATED OPTION
                          EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

         The purpose of the following table is to report exercises of stock options during fiscal 1998 by the executive officers named in the Summary Compensation Table and any value of their unexercised stock options as of September 30, 1998. Only one of these executive officers exercised stock options in fiscal 1998 pursuant to Digi's Stock Option Plan. Digi has not issued any Stock Appreciation Rights to its executive officers.


                                                                                                      VALUE OF
                                                                        NUMBER OF                    UNEXERCISED
                                                                       UNEXERCISED                  IN-THE-MONEY
                                                                        OPTIONS AT                   OPTIONS AT
                                                                          FY-END                      FY-END(1)
                            SHARES ACQUIRED                    ----------------------------  ---------------------------
         NAME                 ON EXERCISE     VALUE REALIZED   EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------   ---------------   --------------   -----------    -------------  -----------   -------------
Jerry A. Dusa............          0          $        0         250,000         250,000     $1,236,250    $         0
Douglas J. Glader........     23,400             371,850          28,700         113,700         99,475        333,225
Dino G. Kasdagly.........          0                   0               0          80,000              0              0
Jonathon E. Killmer......          0                   0          22,500         112,500         74,375        265,625

-----------


(1) Value is based on a share price of $12.25, which was the last reported sale price for a share of Common Stock on the Nasdaq Stock Market on September 30, 1998, minus the exercise price.

EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         JERRY A. DUSA. Digi and Mr. Dusa are currently parties to an employment agreement entered into upon Mr. Dusa's election as President and Chief Executive Officer of Digi on March 13, 1997. The agreement provides that Mr. Dusa will be paid a base salary initially at the annual rate of $250,000. The Compensation Committee will review Mr. Dusa's base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. The Committee increased Mr. Dusa's base salary to $300,000 for fiscal 1998. The Committee has not yet reviewed Mr. Dusa's base salary for fiscal 1999. The agreement also provides that Mr. Dusa will be entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee, acting in its sole discretion, are met. If some or all of the objectives are not met for a fiscal year then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dusa. Based upon his achievement of 38.5% of his performance objectives and an additional discretionary amount awarded in connection with his efforts in completing the Company's acquisitions of Central Data and ITK International during fiscal 1998, the Committee awarded Mr. Dusa a cash bonus of $200,000 for fiscal 1998 which was equal to 67% of his aggregate base salary for fiscal 1998.

         Mr. Dusa has a fully vested option to purchase 10,000 shares of Digi's Common Stock at a per share exercise price of $10.125 which he received on January 3, 1997 in connection with his service as interim acting Chief Executive Officer of Digi. Pursuant to his employment agreement, the Company issued to Mr. Dusa stock options to purchase an aggregate of 240,000 shares of Digi's Common Stock in March 1997. These options were granted at the fair market value on the date of grant, vesting in 25% increments on the first, second, sixth and seventh anniversaries of the date of grant with the possibility of performance-based accelerated vesting of the 25% increments allocated to the sixth and seventh years if the closing price of Digi's Common Stock equals or exceeds $20.00 per share for 90 consecutive calendar days at any time prior to the fifth anniversary of the date of grant. The Committee, in its discretion, vested all 240,000 shares subject to this option in January 1998. In January 1998, Mr. Dusa was granted an option to purchase 250,000 shares at $17.00 per share ($3.85 per share below the fair market value on the date of grant), vesting in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant with the possibility of performance-based accelerated vesting of
(i) up to 125,000 shares upon the attainment of fiscal 1998 goals previously established for determination of Mr. Dusa's cash bonus and (ii) up to an additional 125,000 shares based upon the attainment of fiscal 1999 goals to be established by the Committee for determination of Mr. Dusa's cash bonus. If either the fiscal 1998 or 1999 goals are not fully attained, the number of options to be accelerated will be prorated based on the aggregate percentage achieved, in either case as determined by the Committee. The options to be accelerated are those that are the last scheduled to vest. Based upon Mr. Dusa's achievement of 38.5% of his fiscal 1998 goals, vesting was accelerated with respect to 48,125 shares covered by this option. The agreement also provides that Mr. Dusa is entitled to the benefits and perquisites which Digi generally provides to its other employees under applicable plans and policies.

         Under the terms of Mr. Dusa's employment agreement, if Digi terminates his employment without cause, Mr. Dusa is entitled to receive his then current base salary for a period of twelve months. In addition, any unvested stock options will vest immediately prior to any termination of his employment by Digi without cause. Any unvested stock options will also vest in the event of a "change in control" of Digi, which is deemed to have occurred if any person or group acquires more than 25% of the voting power of Digi, or if there is a change in the membership of the Board of Directors, not approved by the continuing directors, such that persons who were directors at the beginning of any three-year period no longer constitute a majority of the Board.

         DOUGLAS J. GLADER. Digi's agreement with Mr. Glader on February 6, 1995 provides that Mr. Glader will be paid a base salary at the annual rate of $120,000, which the Committee increased to $170,000 for fiscal 1997 and 1998 and which will increase to $190,000 for fiscal 1999. The Committee will review Mr. Glader's base salary annually and may, in its sole discretion, increase it to reflect performance, appropriate industry guideline data and other factors, but is not obligated to provide for any increases in base salary. Under his agreement, Mr. Glader also is entitled to a cash bonus opportunity based on his percentage of achievement objectives set by the Committee, of up to 100% of his base salary in any fiscal year. The Committee increased this percentage to 110% for fiscal 1997 and 1998, but it will return to 100% for fiscal 1999. In addition, Mr. Glader was granted an option to purchase 20,000 shares of Digi's Common Stock with an exercise price at the fair market value on the date of grant, vesting over five years. In August 1996, Mr. Glader was granted an option to purchase 10,800 shares at the fair market value on the date of the grant, vesting over five years with the possibility of accelerated vesting of the 20% increments allocated to the fourth and fifth years if the closing price of Digi's Common Stock equals or exceeds $26.00 per share for twenty consecutive trading days. These options were repriced as part of a May 8, 1997 option repricing and the substitute options now vest over four years. In May 1997, Mr. Glader was granted an additional option to purchase 75,000 shares at the fair market value on the date of the grant, vesting over five years. In April 1998, Mr. Glader was granted an option to purchase 30,000 shares of Digi's Common Stock at the fair market value on the date of grant, vesting over four years. All of Mr. Glader's option grants will also vest in full in the event of his termination without cause or a "change in control" of Digi which is deemed to occur under the same conditions as for purposes of Mr. Dusa's option vesting. If Mr. Glader's employment is terminated without cause, he would be entitled to receive severance of $60,000. Mr. Glader also is entitled to the benefits and perquisites which currently Digi generally provides to its other employees under applicable plans and policies.

         DINO G. KASDAGLY. Digi's agreement with Mr. Kasdagly dated October 1, 1997, provides that Mr. Kasdagly will be paid a base salary at an annual rate of $175,000, which the Committee has increased to $185,000 for fiscal 1999. Mr. Kasdagly's employment agreement also provides for a guaranteed payment of $20,000, after taxes ($42,407.74 before taxes), paid in January 1998. Under his agreement, Mr. Kasdagly is entitled to a cash bonus based on the percentage of his achievement of objectives set by the Committee, of up to 60% of his base salary in any fiscal year. The Committee increased his cash bonus opportunity to 100% of his base salary for fiscal 1999. Mr. Kasdagly's employment agreement also provided for an option to purchase 50,000 shares of Digi's Common Stock at the fair market value on the date of the grant, vesting over five years. In April 1998, Mr. Kasdagly was granted an additional option to purchase 30,000 shares, vesting over four years. Mr. Kasdagly's options will vest in full in the event of his termination without cause or a "change in control" of Digi which is deemed to occur under the same conditions as for purposes of Mr. Dusa's option vesting. Finally, Mr. Kasdagly's employment agreement entitles him to the benefits and perquisites which Digi generally provides to its other employees under applicable plans and policies.

         JONATHON E. KILLMER. Prior to his resignation, effective October 30, 1998, Digi was party to an employment agreement with Mr. Killmer dated September 16, 1996, which provided that Mr. Killmer would be paid a base salary at an annual rate of $150,000, which the Committee increased to $170,000 for fiscal 1998 and further increased, effective May 1, 1998, to $210,000. Under his agreement, Mr. Killmer was also entitled to a cash bonus based on his percentage of achievement of objectives set by the Committee of up to 100% of his base salary in any fiscal year. For fiscal 1997, $100,000 of Mr. Killmer's bonus was guaranteed. For fiscal 1998, the Committee determined to guarantee $80,000 of Mr. Killmer's bonus. The Committee decreased the amount of Mr. Killmer's guaranteed bonus to 40% on May 1, 1998, resulting in a guaranteed bonus of $63,333.33 (7/12 times $80,000 plus 5/12 times $40,000) for fiscal 1998. Mr.
Killmer's employment agreement also provided for an option to purchase 30,000 shares of Digi's Common Stock at the fair market value on the date of grant, vesting over five years. This option was repriced as part of the May 8,

1997 repricing and the substitute option now vests over four years. In May and July 1997, Mr. Killmer was granted additional options to purchase 25,000 and 50,000 shares, respectively, vesting over five years. The 25,000 share option was granted at the fair market value on the date of grant and the 50,000 share option was granted at $1.13 below the fair market value on the date of grant. In April 1998, Mr. Killmer was granted an option to purchase 30,000 shares of Digi's Common Stock at the fair market value on the date of grant, vesting over four years. Mr. Killmer's options would have vested in full in the event of his termination without cause or a "change in control" of Digi had either event occurred prior to his resignation. As a result of his resignation, all of the options granted to Mr. Killmer will expire on January 28, 1999 unless previously exercised. Finally, Mr. Killmer's employment agreement entitles him to the benefits and perquisites which Digi generally provides to its other employees under applicable plans and policies.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth, as of December 11, 1998, the beneficial ownership of Digi's Common Stock by each director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by each stockholder who is known by Digi to own beneficially more than 5% of Digi's outstanding Common Stock.


       NAME AND ADDRESS                                                    AMOUNT AND NATURE OF          PERCENTAGE OF
     OF BENEFICIAL OWNER                                                  BENEFICIAL OWNERSHIP (1)    OUTSTANDING SHARES
-------------------------------------------------------------             ------------------------    ------------------
Directors, nominees and executive officers:
      Willis K. Drake                                                           62,135(2)                       *
      Jerry A. Dusa                                                            351,125(3)                     2.4%
      Richard E. Eichhorn                                                      102,750(4)                       *
      Douglas J. Glader                                                         33,812(5)                       *
      Dino G. Kasdagly                                                          10,000(6)                       *
      Jonathon E. Killmer                                                       23,850(7)                       *
      Robert S. Moe                                                             59,625(8)                       *
      Mykola Moroz                                                             115,786(9)                       *
      John P. Schinas                                                       1,407,260(10)                     9.6%
      David Stanley                                                            85,250(11)                       *
All directors, nominees and executive officers as a group (10
   persons, including those named above)                                    2,251,593(12)                    14.7%
-----------

 *       Less than one percent.

 (1) Unless otherwise indicated in footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

 (2) Includes 30,000 shares covered by options which are exercisable within 60 days of the record date.

 (3) Includes 348,125 shares covered by options which are exercisable within 60 days of the record date.

 (4) Includes 83,500 shares covered by options which are exercisable within 60 days of the record date.

 (5) Includes 28,700 shares covered by options which are exercisable within 60 days of the record date.

 (6) Includes 10,000 shares covered by options which are exercisable within 60 days of the record date.

 (7) Includes 22,500 shares covered by options which are exercisable within 60 days of the record date. Includes 175 shares held by the IRA of Mr. Killmer's spouse and 1,000 shares held directly by Mr. Killmer's spouse. Mr. Killmer disclaims beneficial ownership for shares held by his spouse. Mr. Killmer held the office of Senior Vice President of Digi until his resignation effective October 30, 1998. Due to his resignation, Mr. Killmer's 22,500 options will lapse on January 28, 1999, unless previously exercised.

 (8) Includes 18,125 shares covered by options which are exercisable within 60 days of the record date. Includes 1,500 shares held directly by Mr. Moe's spouse. Mr. Moe disclaims beneficial ownership for the shares held by his spouse.

(9) Includes 108,250 shares covered by options which are exercisable within 60 days of the record date.

(10)     Mr. Schinas' address is 11001 Bren Road East, Minnetonka, Minnesota
         55343.

(11) Includes 79,750 shares covered by options which are exercisable within 60 days of the record date.

(12) Includes 319,625 shares covered by options which are exercisable within 60 days of the record date held by five non-employee directors of Digi and 409,325 shares covered by options which are exercisable within 60 days of the record date held by four executive officers of Digi.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Digi's Common Stock has been traded in the over-the-counter market and quoted on the Nasdaq Stock Market under the symbol DGII since Digi's initial public offering on October 13, 1989. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for Digi's Common Stock as reported by the Nasdaq Stock Market.

                                                                                HIGH             LOW
                                                                                ----             ---
FISCAL YEAR ENDED SEPTEMBER 30, 1997:
     First Quarter............................................................ $18.75           $8.63
     Second Quarter...........................................................  10.50            6.75
     Third Quarter............................................................  11.75            5.13
     Fourth Quarter...........................................................  16.00            9.88

FISCAL YEAR ENDED SEPTEMBER 30, 1998:
     First Quarter............................................................ $22.75          $13.75
     Second Quarter...........................................................  28.63           17.00
     Third Quarter............................................................  29.50           19.50
     Fourth Quarter...........................................................  25.25            9.63

FISCAL YEAR ENDED SEPTEMBER 30, 1999:

     First Quarter (through December 28, 1998)................................ $16.38          $ 8.56


         On December 28, 1998, the last sale price for Digi's Common Stock as reported by the Nasdaq Stock Market was $11.25 per share.

         At December 11, 1998 the number of holders of Digi's Common Stock was approximately 6,651, consisting of 333 record holders and approximately 6,318 stockholders whose stock is held by a banking broker or other nominee.

         Digi has never declared or paid any cash dividends on its capital stock. Digi currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of Digi's Common Stock as of December 11, 1998 and as adjusted to reflect the sale of shares offered by this prospectus by each selling stockholder.


                                                  SHARES
                                               OWNED PRIOR                                 SHARES OWNED
                                               TO OFFERING      SHARES OFFERED           AFTER OFFERING
                                              -------------     ---------------      -----------------------
             NAME                                NUMBER            NUMBER            NUMBER          PERCENT
             ----                                ------            ------            ------          -------

    VEW Energie AG                              102,939            102,939                0             *
    Attention:  Dr. Jens Huffer
    Abteilung HRE
    Rheinlanddamm 24
    Dortmund, Germany  44047

    James D. Norrod                              87,920             87,920                0             *
    16 Mountain Laurels Road
    Suite 301
    Nashua, New Hampshire  03062

    Prof. Dr. Klaus Rosenthal(1)                 85,751(2)          60,751           25,000(2)          *
    c/o ITK Telekommunikation AG
    Joseph-von-Fraunhofer Str. 23
    Dortmund, Germany  44227

    Dr. Wolfgang Schroder(1)                    85,7512             60,751           25,000(2)          *
    c/o ITK Telekommunikation AG
    Joseph-von-Fraunhofer Str. 23
    Dortmund, Germany  44227

    Prof. Dr. Firoz Kaderali                     60,751             60,751                0             *
    Auf der Emat 137
    Iserlohn, Germany  58638

    Prof. Dr. Reinhard Rock                      60,751             60,751                0             *
    Beethovenstr. 2
    42781 Haan
    Germany

    Prof. Dr. Horst Strunz                       60,751             60,751                0             *
    Bergstr. 38
    Rosrath, Germany  51503

    Cisco Systems, Inc.                          54,747             54,747                0             *
    c/o Van Dang
    255 West Tasmon Drive
    Building J
    San Jose, California  95134

                                                  SHARES
                                               OWNED PRIOR                                 SHARES OWNED
                                               TO OFFERING      SHARES OFFERED           AFTER OFFERING
                                              -------------     ---------------      -----------------------
             NAME                                NUMBER            NUMBER            NUMBER          PERCENT
             ----                                ------            ------            ------          -------


    J.F. Shea Company, Inc.                      12,701             12,701                0             *
    655 Brea Canyon Road
    Walnut, CA  91789-0489

    GE Pension Trust                              8,692              8,692                0             *
    3003 Summer Street
    Stamford, CT  06905

    Metropolitan Life Insurance Company           2,542              2,542                0             *
    334 Madison Avenue
    Covent Station, NJ  07961-0633

    Stephen B. Schwahn                            2,173              2,173                0             *
    1200 On the Mall, Apartment #207
    Minneapolis, MN  55403

    Robert G. Pagano                              2,120              2,120                0             *
    24 Swart Terrace
    Nashua, New Hampshire  03060

    Gregory P. Sweenie                            1,802              1,802                0             *
    15 Ox Bow Lane
    Groton, Massachusetts  01450

    Michael K. Ballard                            1,590              1,590                0             *
    93210 Fox Meadow Lane
    Potomac, Maryland  20854

    Jack K. Ahrens, II                            1,010              1,010                0             *
    c/o Pathfinder Venture Capital Fund
    7300 Metro Blvd., Suite 585
    Minneapolis, MN  55439

    Threshold Ventures, Inc.                      1,800              1,800                0             *
    7580 E. Gray Road, Suite 203
    Scottsdale, AZ  85260-3408

    Uwe Sauerbrey(3)                                994(4)             169              825(4)          *
    Oberste Kamp 5
    Dortmund, Germany  44369

    Russell Davies                                  636                636                0             *
    1, New Cottages
    Collingbourne Ducis
    Nr Marlborough, Wiltshire
    SN8 3DY

                                                  SHARES
                                               OWNED PRIOR                                 SHARES OWNED
                                               TO OFFERING      SHARES OFFERED           AFTER OFFERING
                                              -------------     ---------------      -----------------------
             NAME                                NUMBER            NUMBER            NUMBER          PERCENT
             ----                                ------            ------            ------          -------

    Norbert Szyperski                               636                636                0             *
    In den Auen 6
    Forsbach, Germany  51503

    James Edelmann and Barbara Edelmann,            437                437                0             *
    JTWROS
    45 Oldfield Drive
    Sherborn, Massachusetts  01770

    William J. Schnoor, Jr.                         424                424                0             *
    194 Eliot Street
    Chestnust Hill, Massachusetts  02467

    Penny Newman                                    318                318                0             *
    Hill View, Star Lane, Knowl Hill
    Maidenhead, Berkshires
    RG10 9XY
    United Kingdom

    Matthias Markert(3)                             608(5)             127              481(5)          *
    Albringhauser Str. 201
    Wetter, Germany
    58300

    Mark Armitage                                    56                 56                0             *
    36 St. Margarets Mead
    Marlborough, Wiltshire
    SN8 4BA
    United Kingdom

    Jan Elliger(3)                                  111(6)              24              876             *
    Ortsmuhle 3
    Dortmund, Germany  44227

    Frank te Heesen(3)                              876                 24              876             *
    Mont-Cenis-Str. 109b
    Herne, Germany  44627

    Martin Twickler(7)                              818                 44              378             *
    St. Wolfgans Platz 9f
    Munchen, Germany  81669

    Heike Isringhaus(3)                             559                  3              529             *
    Wesselstr. 24
    Castrop-Rauxel, Germany

                                                  SHARES
                                               OWNED PRIOR                                 SHARES OWNED
                                               TO OFFERING      SHARES OFFERED           AFTER OFFERING
                                              -------------     ---------------      -----------------------
             NAME                                NUMBER            NUMBER            NUMBER          PERCENT
             ----                                ------            ------            ------          -------

    K.S. Kamal                                       47                 47                0             *
    11 Vandiemans Lane
    Littlemore, Oxford
    United Kingdom
    OX4 3QA

    Ralf Bonenkamp(3)                               451(10)              9             361(10)          *
    In der Oeverscheidt 129
    Dortmund, Germany  44149

    Ulrich Findeisen(3)                             451(10)              9             361(10)          *
    Ostenbergstr. 26
    Dortmund, Germany  44225

    Frank Langenbeck(3)                             451(10)              9             361(10)          *
    Huestr. 151
    Essen, Germany  45309

    Klaus Peters(3)                                 451(10)              9             361(10)          *
    Sonnenplatz 6
    Dortmund, Germany  44137

    Petra Langjahr                                    3                  3                0             *
    Hellerstr. 38
    Dortmund, Germany  44229

-----------------

(1) Director and employee of ITK International, a wholly-owned subsidiary of Digi, until December 31, 1998 at which time the selling stockholder will become a consultant to ITK International.
(2)  Includes options to purchase 25,000 shares of Digi's Common Stock.
(3)  Employee of ITK International, a wholly-owned subsidiary of Digi.
(4)  Includes options to purchase 825 shares of Digi's Common Stock.
(5)  Includes options to purchase 481 shares of Digi's Common Stock.
(6)  Includes options to purchase 87 shares of Digi's Common Stock.
(7)  Advisor to ITK International, a wholly-owned subsidiary of Digi.
(8)  Includes options to purchase 37 shares of Digi's Common Stock.
(9)  Includes options to purchase 52 shares of Digi's Common Stock.
(10) Includes options to purchase 36 shares of Digi's Common Stock.

* Represents beneficial ownership of less than one percent of Digi's outstanding Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

         At the date hereof, the authorized capital stock of Digi consists of 60,000,000 shares of Common Stock, par value $.01 per share, of which 14,588,995 shares were outstanding on December 11, 1998, and 2,000,000 shares of Preferred Stock, par value $.01 per share, none of which is outstanding.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote per share on all matters voted upon by Digi's stockholders. Common stockholders have no preemptive or other rights to subscribe for additional shares or other securities of Digi. There are no cumulative voting rights, and, accordingly, holders of more than 50 percent of the outstanding shares of Common Stock will be able to elect all of the members of the Board of Directors.

         Common stockholders are entitled to dividends in such amounts as may be declared by the Board of Directors from time to time from funds legally available therefor, but Digi has no present intention of paying any dividends. See "Price Range of Common Stock and Dividend Policy." In the event of liquidation, the common stockholders are entitled to share ratably in any of Digi's assets remaining after payment in full of creditors and preferred stockholders to the extent of any liquidation preferences.

         The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, pursuant to Digi's Restated Certificate of Incorporation, to issue one or more series of Preferred Stock with respect to which the Board, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by Digi to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of Digi. Digi has no present plans to issue any shares of Preferred Stock.

SHARE RIGHTS PLAN

         Pursuant to the Share Rights Agreement, dated as of June 10, 1998, between Digi and Norwest Bank Minnesota, National Association, Digi distributed, as a dividend, one preferred share purchase right for each share of Common Stock outstanding as of June 30, 1998. Each Right entitles the registered holder to purchase from Digi one one-hundredth of a Digi Series A Junior Participating Preferred Share, $.01 per share par value, at a price of $115 per one one-hundredth of a Preferred Share, subject to adjustment.

         Until the Distribution Date, as described below, (i) the Rights will be evidenced by Common Stock certificates and will be transferred with and only with the shares of Common Stock, (ii) new Common Stock certificates issued after the Record Date upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any Common Stock certificate, even without such notation or a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. The Rights will separate from the shares of Common Stock and a Distribution Date for the Rights will occur upon the earlier of: (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e. has become, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding shares of Common Stock), or (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding shares of Common Stock (or such later date as may be determined by the Board of Directors prior to a person or group of affiliated or associated persons becoming an Acquiring Person). The Rights are not exercisable until the Distribution Date. The Rights will expire on June 30, 2008, unless extended or earlier redeemed or exchanged by Digi as described below.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (unless such person first becomes an Acquiring Person pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by the Board of Directors (prior to any change in control of the Board of Directors) to be fair to stockholders and otherwise in the best interests of Digi and its stockholders and which the Board of Directors recommends to the stockholders), proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right that number of shares of Common Stock having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

         In the event that after the Distribution Date or within 15 days prior thereto, Digi is acquired in certain mergers or other business combination transactions (other than a transaction for at least the same per-share consideration with a person who acquired shares of Common Stock through a tender offer or exchange offer for all outstanding shares of Common Stock approved by the Board of Directors in accordance with the preceding paragraph or any wholly owned subsidiary of such person) or 50% or more of the assets or earning power of Digi and its subsidiaries (taken as a whole) are sold after the Distribution Date or within 15 days prior thereto, in one or a series of related transactions, each holder of a Right (other than Rights which have become void under the terms of the Rights Agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of common shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

         In certain events specified in the Rights Agreement, Digi is permitted to temporarily suspend the exercisability of the Rights.

         At any time after a person or group of affiliated or associated persons becomes an Acquiring Person (subject to certain exceptions) and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding shares of Common Stock, the Board of Directors may (if there has been no change in control of the Board of Directors) exchange all or part of the Rights (other than Rights which have become void under the terms of the Rights Agreement) for shares of Common Stock or equivalent securities at an exchange ratio per Right equal to the result obtained by dividing the exercise price of a Right by the current per share market price of the shares of Common Stock, subject to adjustment.

         At any time prior to the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right, subject to adjustment, payable in cash; provided, however, that such redemption may occur after any person becomes an Acquiring Person only if there has not been a change in control of the Board of Directors. The period of time during which the Rights may be redeemed may be extended by the Board of Directors, if no such change of control has occurred or if no person has become an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors, in its sole discretion may establish.

         The terms of the Rights may be amended by the Board of Directors, subject to certain limitations after the Distribution Date, without the consent of the holders of the Rights, including an amendment prior to the date a person or group of affiliated or associated persons becomes an Acquiring Person to lower the 20% threshold for exercisability of the Rights to not less that the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known by Digi to be beneficially owned by any person or group of affiliated or associated persons (subject to certain exceptions) or (ii) 10%.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Digi, including, without limitation, the right to vote or to receive dividends.

CERTAIN CHARTER AND BY-LAW PROVISIONS

         Digi's Restated Certificate of Incorporation and Amended and Restated By-Laws contain certain provisions, described below, that could delay, defer or prevent a change in control of Digi if the Board determines that such a change in control is not in the best interests of Digi and its stockholders, and could have the effect of making it more difficult to acquire Digi or remove incumbent management.

         CLASSIFIED BOARD. Pursuant to the Restated Certificate of Incorporation, directors of Digi are divided into three classes and elected to serve staggered three-year terms. Under Delaware law, directors serving staggered terms can be removed from office only for cause.

         ACTION BY WRITTEN CONSENT. Digi's Restated Certificate of Incorporation provides that all stockholder action by written consent must be unanimous.

         SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of stockholders may be called upon for any purpose by the Chairman of the Board of Directors or the President of Digi, and must be called by either such officer upon the written request of a majority of the Board or a duly authorized committee of the Board. Stockholders do not have the power to call a special meeting.

         NOMINATION PROCEDURES. The Amended and Restated By-Laws establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In general, notice must be received by Digi not less than 60 days prior to meetings of stockholders of Digi.

         VACANCIES. A vacancy on the Board of Directors occurring for any reason, including vacancies due to removal for cause, death, resignation or a newly created directorship, may be filled for the remainder of the term by the stockholders or by the Board by vote of a majority of the remaining directors, though less than a quorum.

         AMENDMENT OF BY-LAWS. Digi's Restated Certificate of Incorporation gives the Board of Directors of Digi the power to adopt, amend and repeal Digi's Amended and Restated By-Laws. This authority gives the Board of Directors flexibility by enabling it to amend the Amended and Restated By-Laws in response to changed circumstances without waiting for the next annual meeting of stockholders or incurring the delay and expense associated with calling and holding a special meeting of stockholders. Stockholders of Digi have the power to adopt, amend or repeal the Amended and Restated By-Laws of Digi, but only with the affirmative vote of at least 80% of the outstanding voting stock.

         LIMITATIONS OF LIABILITY. Digi's Restated Certificate of Incorporation limits the liability of directors, in their capacity as directors, to the full extent permitted by Delaware law. It provides that directors shall not be liable to Digi and its stockholders for monetary damages for a breach of their fiduciary duty, except (i) for any breach to the director's duty of loyalty to Digi or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for dividends, stock repurchases and other distributions made in violation of Delaware law, and (iv) for any transaction from which the director derived an improper personal benefit. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also may not limit director liability for violations of, or relieve them from the necessity of complying with, federal securities laws.

         RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Generally, the affirmative vote of the holders of a majority of the outstanding shares of Digi's voting stock is necessary to authorize any agreement for consolidation, merger or sale or other disposition of all or substantially all of Digi's assets. However, Digi's Restated Certificate of Incorporation provides that if such transactions involve a beneficial holder of 20% or more of Digi's outstanding voting stock or a liquidation or dissolution of Digi proposed by such a substantial stockholder, or in the case of certain other specified transactions involving such a substantial stockholder, whether or not they otherwise require a stockholder vote, the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock of Digi is required to authorize such transactions. The special voting requirements do not apply if the transaction is first approved by a majority of the directors (other than such 20% stockholder or related parties) who were members of the Board of Directors prior to the time that the substantial stockholder acquired such stock holdings, or whose election or nomination for election to the Board was approved by a majority of such directors, or if the consideration required to be paid in such transaction meets certain fair price criteria and is either cash or the same type of consideration used by such substantial stockholder in acquiring beneficial ownership of its largest portion of Digi's capital stock. A vote of at least 80% of the outstanding shares of Digi's voting stock is required to amend this special voting provision. Other amendments to Digi's Restated Certificate of Incorporation require an affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

         The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to Digi's Restated Certificate of Incorporation and Amended and Restated By-Laws could enable a minority of Digi's stockholders to exercise veto powers over such transactions and amendments.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock of Digi is Norwest Bank Minnesota, N.A.

                           PLAN OF DISTRIBUTION

         The distribution of the shares offered by the selling stockholders may be effected from time to time in one or more transactions on:

         the Nasdaq Stock Market or otherwise;

         in the over-the-counter market;

         in negotiated transactions;

         through the writing of options on shares (whether the options are listed on an options exchange or otherwise); or

         by a combination of these methods of sale.

         The sales may be at market prices prevailing at the time of sale, at prices related to those prevailing market prices, or at negotiated prices. The selling stockholders may effect these transactions by selling shares through broker-dealers, and those broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of shares from whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

         Digi will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                   EXPERTS

         The consolidated balance sheets of Digi International Inc. and its subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended September 30, 1998 and the consolidated balance sheets of ITK International, Inc. and its subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended June 30, 1998, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in accounting and auditing.

         The financial statements of AetherWorks Corporation for the years ended September 30, 1997 and 1996, and the period from February 24, 1993 (inception) to September 30, 1997, included in this prospectus, have been audited by Ernst & Young LLP, as set forth in their report accompanying such financial statements, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Digi files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Digi files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also obtain copies of these documents by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Digi's SEC filings are also available to the public from the Digi web site at http://dgii.com or at the SEC's web site at http://www.sec.gov.

         This prospectus also forms part of a Registration Statement on Form S-1 which Digi has filed with the SEC. This prospectus does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. You may review a copy of the Registration Statement at the SEC's public reference rooms or at the web sites discussed above.

                            INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS OF DIGI


Report of Independent Accountants.............................................................    F-2

Consolidated Statement of Operations for the fiscal years ended
    September 30, 1998, 1997 and 1996.........................................................    F-3

Consolidated Balance Sheets as of September 30, 1998 and 1997.................................    F-4

Consolidated Statement of Cash Flows for the fiscal years ended
    September 30, 1998, 1997 and 1996.........................................................    F-5

Consolidated Statement of Stockholders' Equity for the fiscal years ended
    September 30, 1998, 1997 and 1996.........................................................    F-6

Notes to Consolidated Financial Statements....................................................    F-7

Report of Ernst & Young LLP, Independent Auditors for AetherWorks Corporation.................    F-16

FINANCIAL STATEMENTS OF ITK INTERNATIONAL

Report of Independent Accountants.............................................................    F-17


Consolidated Statements of Operations for the Years Ended June 30, 1998, 1997 and 1996........    F-18

Consolidated Balance Sheets as of June 30, 1998 and 1997......................................    F-19

Consolidated Statements of Cash Flows for the Years Ended June 30,1998, 1997 and 1996.........    F-20

Consolidated Statements of Changes in Stockholders' Deficit for the Years Ended
    June 30, 1998, 1997 and 1996..............................................................    F-21

Notes to Consolidated Financial Statements....................................................    F-22

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENT OF DIGI AND ITK

Unaudited Pro Forma Condensed Statement of Operations for the Year Ended September 30, 1998...    F-34

Notes to Unaudited Pro Forma Condensed Statement of Operations................................    F-35

                          REPORT OF INDEPENDENT ACCOUNTANTS


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF DIGI INTERNATIONAL INC.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Digi International Inc. and subsidiaries (the Company), at September 30, 1998 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. As discussed in Note 5, the Company has recorded its investment in AetherWorks Corporation (AetherWorks) on the equity method; the 1997 and 1996 consolidated statements of operations include AetherWorks' net operating losses for the years ended September 30, 1997 and 1996 of $5,764,201 and $3,623,776, respectively. We did not audit the financial statements of AetherWorks, which statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for AetherWorks' net operating losses, is based solely on the report of other auditors.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 11, 1998

CONSOLIDATED STATEMENTS OF OPERATIONS


FOR THE FISCAL YEARS ENDED SEPTEMBER 30,                  1998           1997           1996
--------------------------------------------------------------- -------------  -------------
Net sales                                        $ 182,931,670  $ 165,597,937  $ 193,150,898
Cost of sales                                       88,539,156     85,482,536     93,108,624
                                                 -------------  -------------  -------------
Gross margin                                        94,392,514     80,115,401    100,042,274

Operating expenses:

    Sales and marketing                             37,288,027     36,671,271     43,449,864
    Research and development                        16,963,410     17,978,135     21,279,551
    General and administrative                      16,003,146     19,324,777     15,215,512
    Acquired in-process research and development    39,200,000
    Restructuring                                    1,020,000     10,471,482
                                                 -------------  -------------  -------------
Total operating expenses                           110,474,583     84,445,665     79,944,927
                                                 -------------  -------------  -------------

Operating (loss) income                            (16,082,069)    (4,330,264)    20,097,347
Other income, net                                    1,818,286        153,809        331,789
AetherWorks Corporation net operating loss                         (5,764,201)    (3,623,776)
AetherWorks Corporation gain (write-off))            1,350,000     (5,758,548)
                                                 -------------  -------------  -------------
(Loss) income before income taxes                  (12,913,783)   (15,699,204)    16,805,360
Provision for income taxes                           9,745,088         91,640      7,505,140
                                                 -------------  -------------  -------------
Net (loss) income                                $ (22,658,871) $ (15,790,844) $   9,300,220
                                                 -------------  -------------  -------------

Net (loss) income per common share, basic        $       (1.65) $       (1.18) $        0.70
                                                 -------------  -------------  -------------
                                                 -------------  -------------  -------------

Net (loss) income per common share,
  assuming dilution                              $       (1.65) $       (1.18) $        0.68
                                                 -------------  -------------  -------------
                                                 -------------  -------------  -------------
Weighted average common shares, basic               13,729,765     13,393,408     13,323,564
                                                 -------------  -------------  -------------
                                                 -------------  -------------  -------------
Weighted average common shares,
  assuming dilution                                 13,729,765     13,393,408     13,583,468
                                                 -------------  -------------  -------------
                                                 -------------  -------------  -------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED BALANCE SHEETS


AT SEPTEMBER 30,                                          1998          1997
--------------------------------------------------------------- -------------
ASSETS

Current assets:
  Cash and cash equivalents                      $  10,355,368  $  31,329,666
  Accounts receivable, net                          48,549,145     25,658,522
  Inventories, net                                  27,365,924     23,683,312
  Other                                              6,139,941      4,147,942
                                                 -------------  -------------
       Total current assets                         92,410,378     84,819,442

Property, equipment and improvements, net           33,990,923     23,617,696
Intangible assets, net                              31,354,483      6,876,597
Other                                                2,978,883      2,997,601
                                                 -------------  -------------
       Total assets                              $ 160,734,667  $ 118,311,336
                                                 -------------  -------------
                                                 -------------  -------------

LIABILITES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Borrowings under line of credit agreements     $  10,707,000
  Current portion of long-term debt                    264,025
  Accounts payable                                  15,255,175  $  10,118,921
  Income taxes payable                               3,797,588      1,771,986
  Accrued expenses:
     Advertising                                     2,651,742      2,847,672
     Compensation                                    6,776,292      2,388,468
     AetherWorks Corporation funding obligation                     3,350,000
     Other                                           9,808,835      2,363,258
  Restructuring reserves                             5,254,000
                                                 -------------  -------------
Total current liabilities                           54,514,657     22,840,305
                                                 -------------  -------------

Long-term debt                                      11,124,446
Other                                                  275,000
                                                 -------------  -------------
Total liabilities                                   65,914,103     22,840,305
                                                 -------------  -------------


Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value: 2,000,000
     shares authorized; none outstanding
  Common stock, $0.01 par value; 60,000,000
     shares authorized; 15,790,975 and 14,727,256
     shares issued                                     157,910        147,273
  Additional paid-in capital                        68,695,448     44,403,102
  Retained earnings                                 52,455,031     75,113,902
  Cumulative foreign currency translation
     adjustment                                       (815,809)
                                                 -------------  -------------
                                                   120,492,580    119,664,277
Unearned stock compensation                         (3,777,204)    (1,787,658)
Treasury stock, at cost, 1,247,094 and
  1,269,492 shares                                 (21,894,812)   (22,405,588)
                                                 -------------  -------------
  Total stockholders' equity                        94,820,564     95,471,031
                                                 -------------  -------------
  Total liabilities and stockholders' equity     $ 160,734,667  $ 118,311,336
                                                 -------------  -------------
                                                 -------------  -------------



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED SEPTEMBER 30,                                 1998           1997           1996
-----------------------------------------------------------------------------  -------------  -------------
Operating activities:
Net (loss ) income                                              $ (22,658,871)   $(15,790,844) $ 9,300,220
  Adjustments to reconcile net (loss) income to
  cash provided by (used in) operating activities:
     Acquired in-process research and development                  39,200,000
     Restructuring                                                  1,020,000       9,211,713
     Depreciation of property and equipment                         5,174,725       5,587,132    5,017,735
     Amortization of intangibles                                    2,540,480       1,114,023    1,320,457
     AetherWorks Corporation net loss                                               5,764,201    3,623,776
     AetherWorks Corporation (gain) write-off                      (1,350,000)      5,758,548
     Loss on sale of fixed assets                                     159,498         760,555      238,222
     Provision for losses on accounts receivable                      708,992       1,933,251      262,164
     Provision for inventory obsolescence                           3,414,270       2,910,988    1,455,895
     Deferred income taxes                                           (790,544)     (1,787,933)    (393,153)
     Stock compensation                                             1,012,440         244,569      204,973
     Changes in operating assets and liabilities:
       Accounts receivable                                        (17,687,833)     15,283,125  (11,176,126)
       Inventories                                                   (569,839)      3,780,241   (7,808,974)
       Income taxes payable (receivable)                              883,900       3,447,612   (1,545,461)
       Other assets                                                (3,226,694)        713,772   (1,953,252)
       Accounts payable                                               279,238      (2,430,817)     443,223
       Accrued expenses                                             2,279,156         153,448     (664,452)
                                                                -------------   -------------  -----------
          Total adjustments                                        33,047,789      52,444,428  (10,974,973)
                                                                -------------   -------------  -----------
          Net cash provided by (used in) operating
            activities                                             10,388,918      36,653,584   (1,674,753)
                                                                -------------   -------------  -----------

Investing activities:
  Purchase of property and equipment and certain
     other intangible assets                                       (5,816,163)     (8,841,473) (12,902,436)
  Proceeds from sale of fixed assets                                                             1,133,197
  Proceeds from held-to-maturity marketable securities                                          20,640,962
  Proceeds from available-for-sale marketable securities                                        13,060,000
  Purchase of held-to-maturity marketable securities                                              (482,187)
  Purchase of available-for-sale marketable securities                                          (5,250,000)
  Business acquisitions, net of cash acquired                     (27,356,560)
  Investment in AetherWorks Corporation                            (2,000,000)     (6,500,000)  (5,296,525)
                                                                -------------   -------------  -----------
     Net cash (used in) provided by investing activities          (35,172,723)    (15,341,473)  10,903,011
                                                                -------------   -------------  -----------

Financing activities:
  Payments on long-term debt                                          (73,000)
  Proceeds from the issuance of long-term debt                      2,064,865
  Purchase of treasury stock                                         (153,750)                  (7,249,325)
  Stock option transactions, net                                    2,310,572         539,838    1,659,838
  Employee stock purchase plan transactions, net                      471,629         534,327      200,888
                                                                -------------   -------------  -----------
     Net cash provided by (used in) financing activities            4,620,316       1,074,165   (5,388,599)
                                                                -------------   -------------  -----------

Effect of exchange rates changes on cash and
  cash equivalents                                                   (810,809)
                                                                -------------   -------------  -----------

Net (decrease) increase in cash and cash equivalents              (20,974,298)     22,386,276    3,839,659
Cash and cash equivalents, beginning of period                  $  31,329,666    $  8,943,390  $ 5,103,731
                                                                -------------   -------------  -----------
Cash and cash equivalents, end of period                        $  10,355,368    $ 31,329,666  $ 8,943,390
                                                                -------------   -------------  -----------
                                                                -------------   -------------  -----------

Supplemental Cash Flows Information:
Interest paid                                                   $     224,730    $    208,000  $   224,730
Income taxes paid                                               $   7,463,578    $    238,439  $ 8,944,627

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996




                                               COMMON STOCK                TREASURY STOCK            ADDITIONAL
                                            SHARES    PAR VALUE         SHARES         VALUE    PAID-IN-CAPITAL
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1995            14,562,958    $145,630      1,032,729   $(16,631,542)      $41,306,320

Purchase of treasury stock, at cost                                   315,000     (7,249,325)
Employee stock purchase issuances                                      (8,835)       200,888
Issuance of stock options at below
  market prices                                                                                         12,500
Stock compensation
Issuance of stock upon exercise
  of stock options                         114,192       1,142                                       1,159,569
Tax benefit realized upon exercise
  of stock options                                                                                     499,127
Forfeiture of stock options                                                                           (110,758)
Net income
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1996            14,677,150     146,772      1,338,894    (23,679,979)       42,866,758

Employee Stock Purchase issuances                                     (69,402)     1,274,391          (740,064)
Issuance of stock options at below
  market prices                                                                                      1,892,015
Stock compensation
Issuance of stock upon exercise of
  stock options, net of withholding         50,106         501                                         379,720
Tax benefit realized upon exercise
  of stock options                                                                                     159,617
Forfeiture of stock options                                                                           (154,944)
Net loss
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1997            14,727,256     147,273      1,269,492    (22,405,588)       44,403,102

Issuance of stock for acquisitions         775,837       7,758                                      17,870,562
Purchase of treasury stock, at cost                                    15,000       (153,750)
Employee Stock Purchase issuances                                     (37,398)       664,526          (192,897)
Issuance of stock options at below
  market prices                                                                                      3,171,305
Stock compensation
Issuance of stock upon exercise of
  stock options, net of withholding        287,882       2,879                                       2,307,694
Tax benefit realized upon exercise
  of stock options                                                                                   1,305,001
Forfeiture of stock options                                                                           (169,319)
Foreign currency translation adjustment
Net loss
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1998            15,790,975    $157,910      1,247,094   $(21,894,812)      $68,695,448
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

                                                                         UNEARNED                         TOTAL
                                                      RETAINED              STOCK     CUMULATIVE   STOCKHOLDERS'
                                                      EARNINGS       COMPENSATION    TRANSLATION         EQUITY
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1995                       $81,604,526      $(598,387)                    $105,826,547

Purchase of treasury stock, at cost                                                                 (7,249,325)
Employee stock purchase issuances                                                                      200,888
Issuance of stock options at below
  market prices                                                       (12,500)
Stock compensation                                                    204,973                          204,973
Issuance of stock upon exercise
  of stock options                                                                                   1,160,711
Tax benefit realized upon exercise
  of stock options                                                                                     499,127
Forfeiture of stock options                                           110,758
Net income                                           9,300,220                                       9,300,220
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1996                        90,904,746       (295,156)                     109,943,141

Employee Stock Purchase issuances                                                                      534,327
Issuance of stock options at below
  market prices                                                    (1,892,015)
Stock compensation                                                    244,569                          244,569
Issuance of stock upon exercise of
  stock options, net of withholding                                                                    380,221
Tax benefit realized upon exercise
  of stock options                                                                                     159,617
Forfeiture of stock options                                           154,944
Net loss                                           (15,790,844)                                    (15,790,844)
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1997                        75,113,902     (1,787,658)                      95,471,031

Issuance of stock for acquisitions                                                                  17,878,320
Purchase of treasury stock, at cost                                                                   (153,750)
Employee Stock Purchase issuances                                                                      471,629
Issuance of stock options at below
  market prices                                                    (3,171,305)
Stock compensation                                                  1,012,440                        1,012,440
Issuance of stock upon exercise of
  stock options, net of withholding                                                                  2,310,573
Tax benefit realized upon exercise
  of stock options                                                                                   1,305,001
Forfeiture of stock options                                           169,319
Foreign currency translation adjustment                                            $(815,809)         (815,809)
Net loss                                           (22,658,871)                                    (22,658,871)
-----------------------------------------------------------------------------------------------------------------
Balances, September 30, 1998                       $52,455,031    $(3,777,204)     $(815,809)      $94,820,564
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS DESCRIPTION

     Digi International is a leading worldwide provider of data communications products for open systems, server-based remote access, Internet telephony, and local area network (LAN) applications. Digi's communications products support a broad range of server platforms and network operating systems that enable people to access information.

     Digi's products are marketed through a global network of distributors, system integrators, original equipment manufacturers (OEMs), as well as thousands of value-added resellers (VARs).


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, while those having original maturities in excess of three months are classified as marketable securities and generally consist of U.S. Government and U.S. Government-backed obligations and high-grade commercial paper. Marketable securities classified as held to maturity are carried at amortized cost. Marketable securities classified as trading or available-for-sale are recorded at market value. The Company had no marketable securities as of September 30, 1998 or 1997.


REVENUE RECOGNITION

     Sales are recognized to distributors, VARs, and end-users at the date of shipment. Estimated warranty costs and customer returns are recorded at the time of sale.

     The Company offers rebates to authorized domestic and international distributors and authorized resellers. The rebates are incurred based on the level of sales to the respective distributors and resellers, and are charged to operations in the same period as the corresponding sales.


INVENTORIES

     Inventories are stated at the lower of cost or fair market value, with cost determined on the first-in, first-out method. Fair market value for raw materials is based on replacement cost and for other inventory classifications based on net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.


PROPERTY, EQUIPMENT AND IMPROVEMENTS

     Property, equipment and improvements are carried at cost. Depreciation is provided by charges to operations using the straight-line method based on estimated useful lives, ranging from three to 39 years.

     Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. The assets and related accumulated depreciation accounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

     The Company's cost of business process reengineering activities, whether done internally or by third parties, is expensed as incurred.


INTANGIBLE ASSETS

     Purchased technology, license agreements, covenants not to compete and other intangible assets are recorded at cost. Goodwill represents the excess of cost over the fair value of identifiable assets acquired and is being amortized on a straight-line basis over periods ranging from five to 15 years. All other intangible assets are amortized on a straight-line basis over their estimated useful lives of one to seven years.

     The Company periodically, at least quarterly, analyzes intangible assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with generally accepted accounting principles.


RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred. Software development costs are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility and proven marketability of the product are established. Costs otherwise capitalized after such point also are expensed because they are insignificant.


INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Tax credits are accounted for under the flow-through method, which recognizes the benefit in the year in which the credit is utilized.


INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per share has been calculated for all periods pursuant to the provisions of Statement of Financial Accounting Standards No. 128, which the Company adopted in the first quarter of fiscal 1998. Basic net income (loss) per share is calculated based on only the weighted average of common shares outstanding during the period. Net income (loss) per share, assuming dilution, is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding. The Company's only common stock equivalents are those that result from dilutive common stock options. The calculation of diluted earnings per common share for 1996 includes 259,904 of such common stock equivalents. The calculation of diluted loss per common share for 1998 and 1997 excludes 835,670 and 236,165 equivalent shares, respectively, of the Company's common stock attributable to common stock options because their effect would be antidilutive.


FOREIGN CURRENCY TRANSLATION

     Financial position and results of operations of the Company's international subsidiaries generally are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year-end. Statements of operations accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation account in stockholders' equity.


USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of the estimated fair value and lives of acquired in-process research and development and other acquired intangible assets, allowances for obsolete inventories, uncollectable accounts receivable and sales returns and accruals for warranty costs.


NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This standard will require that an enterprise display an amount representing total comprehensive income for the period. Statement No. 130 will be initially effective for the first quarter of the Company's fiscal year ending September 30, 1999. Adoption of Statement of Financial Accounting Standards No. 130 will not impact the results of operations or the financial position of the Company.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes Statement No. 14. This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their operating segments, in annual financial statements and would require that those enterprises report selected segment information in interim financial reports to stockholders. Operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. Statement No. 131 will be effective for the Company beginning with the first quarter of the Company's fiscal year ending September 30, 1999. Management has not yet completed its analysis of the effects of this Statement on its financial reporting.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 will be effective for the Company beginning with the Company's fiscal year ending September 30, 2000. As the Company presently has no derivative instruments and is not involved in hedging activity, the Company does not expect the adoption of Statement No. 133 to have an impact on the results of operations or the financial position of the Company.

     In October 1997, Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), was issued. SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. SOP 97-2 will become effective for the Company's fiscal year ending September 30, 1999. The adoption of SOP 97-2 is not expected to have a significant impact on the results of operations or financial position of the Company.


2    ACQUISITIONS

     In July 1998, the Company acquired all of the outstanding common stock of ITK International, Inc. (ITK). The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed.

     Components of the purchase consideration, including related transaction costs, consist of $14,767,154 in cash, the Company's common stock with a market value of $11,671,229 and $1,276,436 of replacement stock options issued by the Company to ITK option holders. The cash and the Company's common stock were issued in exchange for outstanding shares of ITK's common stock and the Company's stock options were issued in exchange for the outstanding ITK common stock options. The value of the Company's common stock issued was based on a per share value of approximately $20.25, which was the market value of the Company's common stock on the date the Company and ITK agreed to the terms of the purchase. The value of the Company's common stock options is based on the excess of the market value of the Company's common stock over the option exercise prices on the date that these options were granted to ITK employees. The purchase price will increase by $963,323 if the unvested portion of stock options granted to the ITK employees vest. Such amount has been recorded as unearned stock compensation.

     Valuation of the intangible assets acquired was determined by an independent appraisal company and consists of purchased in-process research and development (IPR&D), proven technology and an assembled workforce. The purchase price exceeded the estimated fair value of tangible and intangible assets acquired by $7,130,253, which was recorded as goodwill.

     The table below is an analysis of the purchase price allocation.

---------------------------------------------------------------------------
Cash and fair value of Company's common
  stock and common stock options issued                       $  26,276,436

Direct acquisition costs                                          1,438,383

ITK liabilities assumed, including estimated
  restructuring and integration costs of $3,484,000              39,784,248
                                                            ---------------
Total purchase price                                             67,499,067

Estimated fair value of tangible assets acquired                 21,668,814

Estimated fair value of:

  IPR&D                                                          26,000,000

  Identifiable intangible assets                                 12,700,000

  Goodwill                                                        7,130,253
                                                            ---------------
                                                                $67,499,067
                                                            ---------------
                                                            ---------------

     Management, based upon an independent appraisal, estimates that $26,000,000 of the purchase price represents the fair value of purchased IPR&D that had not yet reached technological feasibility and has no alternative future use. The amount allocated to IPR&D was expensed as a non-recurring, non-tax-deductible charge upon consummation of the acquisition. The Company is using the acquired in-process research and development in the area of Internet protocol telephony, which will become part of the Company's product line over the next several years.

     The identifiable intangible assets of $12,700,000 included in the purchase price allocation set forth above are comprised of proven technology with an appraised fair value of $11,300,000 and an assembled workforce with an appraised fair value of $1,400,000, which have estimated useful lives of five years and six years, respectively. The remaining unallocated purchase price represents goodwill, which is being amortized over seven years.

     In July 1998, the Company acquired all of the outstanding common stock of Central Data Corporation (CDC). The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed, including estimated restructuring and integration costs of $750,000.

     Components of the purchase consideration, including related transaction costs, consist of $14,261,965 in cash, the Company's common stock with a market value of $4,039,475 and $891,184 of replacement stock options issued by the Company to CDC option holders. The cash and the Company's common stock were issued in exchange for outstanding shares of CDC's common stock and the Company's stock options were issued in exchange for the outstanding CDC common stock options. The value of the Company's common stock issued was based on a per share value of approximately $20.25, which was the market value of the Company's common stock on the date the Company and CDC agreed to the terms of the purchase. The value of the Company's common stock options is based on the excess of the market value of the Company's common stock over the option exercise prices on the date that these options were granted to CDC employees. The purchase price will increase by $1,230,683 if the unvested portion of stock options granted to the CDC employees vest. Such amount has been recorded as unearned stock compensation.

     Valuation of the intangible assets acquired was determined by an independent appraisal company and consists of purchased in-process research and development (IPR&D), proven technology and an assembled workforce. The purchase price exceeded the estimated fair value of tangible and intangible assets acquired by $1,034,833, which was recorded as goodwill.

     The table below is an analysis of the purchase price allocation.


---------------------------------------------------------------------------
Cash and fair value of Company's common
  stock and common stock options issued                        $ 18,891,184

Direct acquisition costs                                            301,440

CDC liabilities assumed, including estimated
  restructuring and integration costs of $750,000                 4,394,617
                                                            ---------------
Total purchase price                                             23,587,241

Estimated fair value of tangible assets acquired                  5,252,408

Estimated fair value of:

  IPR&D                                                          13,200,000

  Identifiable intangible assets                                  4,100,000

  Goodwill                                                        1,034,833
                                                            ---------------
                                                               $ 23,587,241
                                                            ---------------
                                                            ---------------

     Management, based upon an independent appraisal, estimates that $13,200,000 of the purchase price represents the fair value of purchased IPR&D that had not yet reached technological feasibility and has no alternative future use. The amount allocated to IPR&D was expensed as a non-recurring, non-tax-deductible charge upon consummation of the acquisition. The Company is using the acquired in-process research and development to create new products based on the Universal Serial Bus, which will become part of the Company's product line over the next several years.

     The identifiable intangible assets of $4,100,000 included in the purchase price allocation set forth above are comprised of proven technology with an appraised fair value of $3,700,000, and an assembled workforce with an appraised fair value of $400,000, which have estimated useful lives of five years and six years, respectively. The remaining unallocated purchase price represents goodwill, which is being amortized over seven years.

     The following unaudited pro forma condensed consolidated results of operations have been prepared as if the acquisitions of ITK and CDC had occurred as of the beginning of fiscal 1998 and 1997:


YEARS                                         1998                     1997
----------------------------------------------------------------------------
Net sales                           $  220,271,670           $  194,605,937
Net loss                            $  (42,794,201)          $  (76,316,007)
Net loss per share                  $        (2.88)          $        (5.39)


     The unaudited pro forma condensed consolidated results of operations are not necessarily indicative of results that would have occurred had the acquisitions been in effect for the years presented, nor are they necessarily indicative of the results that will be obtained in the future.


3    RESTRUCTURING


     In July 1998, the Company's Board of Directors approved a restructuring plan related to the consolidation of its offices in Germany and the United Kingdom. The restructuring plan relates to the elimination of existing facilities rendered redundant by the acquisition of ITK. The charge of $1,020,000 ($647,000 net of tax benefits or $0.04 per share), consisted primarily of existing commitments for rent, contractual payments on office equipment, write-offs of leasehold improvements and severance costs associated with eliminating six positions. Management of the Company expects that these restructuring activities will be completed by the end of the second quarter of fiscal year 1999.

     In connection with the Company's acquisition of ITK, the Company has implemented a plan of reorganization and accordingly, has recognized a $3,484,000 restructuring liability which the Company has included as a component of total liabilities assumed in the acquisitions. The components of the restructuring liability are as follows:

---------------------------------------------------------------
Personnel costs                                    $ 1,844,000
Facilities closure costs                             1,640,000
                                                 -------------
                                                   $ 3,484,000
                                                 -------------
                                                 -------------

     Management of the Company expects to complete these restructuring activities by the end of the third quarter of fiscal year 1999. No amounts of this liability have been paid as of September 30, 1998.

     In connection with the Company's acquisition of CDC, the Company has implemented a plan of reorganization and accordingly, the Company has recognized a $750,000 restructuring liability which the Company has included as a component of total liabilities assumed in the acquisition. The components of the restructuring liability are as follows:

---------------------------------------------------------------
Personnel costs                                  $     675,000
Facilities closure costs                                75,000
                                                 -------------
                                                 $     750,000
                                                 -------------
                                                 -------------

     Management of the Company expects to complete these restructuring activities by the end of the second quarter of fiscal year 1999. No amounts of this liability have been paid as of September 30, 1998.

     In February 1997, the Company's Board of Directors approved a restructuring plan that resulted in a restructuring charge of $10,471,482 ($8,283,681, net of tax benefits or $0.62 per share). The corporate restructuring plan resulted in consolidation and reduced costs and expenses. It included the closing of the Cleveland manufacturing facility, the reduction of selected product lines and the consolidation and closing of the Torrance, California and Nashville, Tennessee research and development facilities. These costs included: (i) write downs of the carrying values of fixed assets related to the closed manufacturing and research and development facilities, (ii) write downs of the carrying values of goodwill and identifiable intangible assets (primarily licensing agreements related to the discontinued product lines) and related inventories, and (iii) severance costs associated with the elimination of 105 positions. These restructuring activities were completed in fiscal year 1997.

     The restructuring charge consisted of $1,259,769 in net cash expenditures (primarily severance), of which all had been paid as of September 30, 1997, and $9,211,713 resulting from the write-down of asset carrying values.


4    RECLASSIFICATION OF CERTAIN EXPENSES


     Certain costs relating to systems support and communications costs, which previously were included in general and administrative expenses, have been reclassified into sales and marketing and research and development expenses for the years September 30, 1997 and 1996. Such amounts were $2,647,207 in 1997 and, $2,707,024 in 1996. These reclassifications had no impact on previously reported operating income, or net income.


5    INVESTMENT IN AETHERWORKS CORPORATION


     In May 1998, the Company exchanged its previously purchased $13,796,525 of convertible notes from AetherWorks Corporation, a development stage company engaged in the development of wireless and dial-up remote access technology, for a non-interest bearing $8,000,000 non-convertible note. As a part of the exchange, the Company relinquished its rights to any future technology or claims on any of AetherWorks' intellectual properties. In exchange, the Company has been released from all of its guarantees of certain lease obligations of AetherWorks. As a result, the Company has reversed its $1,350,000 accrual established in the fourth quarter of 1997, for the estimated cost related to its guarantee of such lease obligations and has included such amount in AetherWorks Corporation gain for the year ended September 30, 1998.

     Due to the significant uncertainty as to its collectibility, the $8,000,000 note, which matures in 2001, has been recorded by the Company as having no carrying value.

     The Company continues to lease to AetherWorks $1,325,000 of computer equipment under a three-year direct financing lease, expiring in 2000.

     For the years 1997 and 1996, the Company has reported its investment in AetherWorks on the equity method and reported net losses of $5,764,201 and $3,623,776, respectively. These losses, which exclude $5,758,548 of additional charges accrued as of September 30, 1997 as described below, represent 100% of AetherWorks net losses for the two years. The percentage of AetherWorks net losses included in the Company's Statement of Operations was based upon the percentage of financial support provided by the Company (versus other investors) to AetherWorks during such years.

     Because of the significant uncertainty of the future of AetherWorks Corporation, as demonstrated by its lack of ability to generate positive cash flow, obtain other sources of equity financing and its continued uncertainty in developing commercially marketable products, the Company decided, as of September 30, 1997, to write off its remaining investment of $2,408,548 in AetherWorks, and to accrue and expense its remaining obligation to purchase $2,000,000 of additional notes. In addition, the Company also accrued $1,350,000 for its obligation resulting from its guarantees of certain AetherWorks' lease obligations as of September 30, 1997.

     The following represents condensed financial information from the audited statements of AetherWorks for the years ended September 30, 1997 and 1996:


AETHERWORKS CORPORATION


BALANCE SHEET DATA, AS OF SEPTEMBER 30,                   1997         1996
---------------------------------------------------------------  -----------
Current assets                                     $   955,695   $  104,307
Fixed assets                                         4,813,266    3,993,731
Total assets                                         5,578,887    4,407,779
Current liabilities                                  1,467,836    3,942,032
Notes payable                                       16,016,747    6,105,467
Stockholders' deficit                              (11,905,696)  (5,639,720)

OPERATING DATA FOR THE YEAR ENDED
SEPTEMBER 30,
Operating expenses:
  Research and development                         $ 3,505,134  $ 2,567,844
  General and administrative                         2,069,304      999,247
  Other                                              1,169,345      481,007
  Eliminations                                        (979,582)    (424,322)
                                                   ------------ ------------
Net loss                                           $(5,764,201) $(3,623,776)
                                                   ------------ ------------
                                                   ------------ ------------

     The "eliminations line" item represents interest expense payable to the Company for interest due on the notes issued by AetherWorks to the Company. This amount is excluded from the AetherWorks loss as the Company has eliminated the corresponding interest income from its Consolidated Statements of Operations.


6    SELECTED BALANCE SHEET DATA


                                                          1998                     1997
----------------------------------------------------------------          ---------------
Accounts receivable, net:
Trade accounts receivable                        $  53,618,657            $  28,225,088
Less reserve for returns and
  doubtful accounts                                  5,069,512                2,566,566
                                                 --------------           --------------
                                                 $  48,549,145            $  25,658,522
                                                 --------------           --------------
                                                 --------------           --------------
Inventories, net:
  Raw materials                                  $  16,814,657            $  10,160,377
  Work in process                                    2,922,442                8,704,357
  Finished goods                                    10,735,483                7,011,357
                                                 --------------           --------------
                                                    30,472,582               25,876,091
  Less reserve for obsolescence                      3,106,658                2,192,779
                                                 --------------           --------------
                                                 $  27,365,924            $  23,683,313
                                                 --------------           --------------
                                                 --------------           --------------
Property, equipment and improvements:
  Land                                           $   2,774,300            $   1,800,000
  Buildings                                         19,912,614               10,522,285
  Improvements                                         554,932                  629,240
  Equipment                                         20,859,857               18,377,899
  Purchased software                                 6,968,127                5,186,787
  Furniture and fixtures                               929,889                  927,859
                                                 --------------           --------------
                                                    51,999,720               37,444,070
Less accumulated depreciation                       18,008,797               13,826,374
                                                 --------------           --------------
                                                 $  33,990,923            $  23,617,696
                                                 --------------           --------------
                                                 --------------           --------------
Intangible assets:
  Purchased technology                           $  15,910,858            $     910,859
  License agreements                                 3,476,400                1,133,900
  Assembled workforce                                1,800,000
  Other                                              1,483,836                1,772,035
  Goodwill                                          14,529,328                6,364,242
                                                 --------------           --------------
                                                    37,200,422               10,181,036
Less accumulated amortization                        5,845,939                3,304,439
                                                 --------------           --------------
                                                 $  31,354,483            $   6,876,597
                                                 --------------           --------------
                                                 --------------           --------------


7    BORROWING UNDER LINE OF CREDIT AGREEMENTS


     The Company maintains lines of credit with various financial institutions which provide for borrowings of up to $25,707,000. As of September 30, 1998, $10,707,000 has been borrowed under these line of credit agreements. These line of credit agreements are uncollateralized and provide for interest rates ranging from 4.5% to 10.6% as of September 30, 1998.

8    LONG-TERM DEBT


Long-term debt consists of the following at September 30, 1998

----------------------------------------------------------------------------
5.5% fixed rate long-term collateralized note                 $   1,854,490
5.2% fixed rate long-term collateralized note                     1,256,240
6.0% fixed rate long-term collateralized note                       538,450
6.3% fixed rate long-term collateralized note                     4,784,959
Variable rate long-term collateralized note                         250,000
Long-term collateralized mortgage note                              623,471
6.0% fixed rate long-term uncollateralized note                   1,555,010
6.0% to 10.6% subsidized long-term notes                            525,851
                                                             ---------------
                                                              $  11,388,471
Less current portion                                                264,025
                                                             ---------------
                                                              $  11,124,446
                                                             ---------------
                                                             ---------------

     The 5.5% fixed rate long-term note is payable in semi-annual installments beginning September 2000. The 5.2% fixed rate long-term note is payable in semi-annual installments beginning June 2001. The 6.0% fixed rate long-term note is due in full on September 30, 2003. The 6.3% fixed rate long-term note is payable in semi-annual installments beginning March 2000. These notes are collateralized by land, buildings and equipment with a book value of $10,576,458. Interest on the notes is payable on a quarterly basis.

     The variable rate long-term collateralized note is payable in quarterly principal payments and monthly interest payments. The interest rate is the bank's lending rate plus 0.75%. This rate as of September 30, 1998 was 9.25%. The note is collateralized by accounts receivable, inventory and property and equipment with a book value of $4,713,573.

     The Long-term mortgage note bears interest at a fixed rate of 8.85% through February 2003 and then at prime plus 2.5%. The rate of interest is subject to adjustment every five years with a maximum rate of 12.5% for years 10-15 and 14.5% for years 15-20. The note and interest is payable in monthly installments. The note is collateralized by a building and certain equipment of the Company.

     The 6.0% fixed rate long-term uncollateralized note is due in full in November 2001. Interest is payable annually.

     The subsidized long-term notes bear interest rates ranging from 6% to 10.6% and are due at various dates through 2006. All borrowings under these notes are uncollateralized.

     Aggregate maturities of long-term debt are as follows:


FISCAL YEAR
---------------------------------------------------
1999                                  $    264,025
2000                                       436,291
2001                                       462,562
2002                                     2,048,046
2003                                     1,131,762
Thereafter                               7,045,785
                                     --------------
                                      $ 11,388,471
                                     --------------
                                     --------------



9    INCOME TAXES


     The components of the provision for income taxes for the years ended September 30, 1998, 1997, and 1996 are as follows:



                                              1998                     1997                     1996
---------------------------------------------------            -------------            -------------
Currently payable:
  Federal                             $  9,768,928             $  1,737,116             $  6,977,337
  State                                    766,704                  142,457                  920,956
  Deferred                                (790,544)              (1,787,933)                (393,153)
                                      -------------            -------------            -------------
                                      $  9,745,088             $     91,640             $  7,505,140
                                      -------------            -------------            -------------
                                      -------------            -------------            -------------



     The net deferred tax asset as of September 30, 1998 and 1997 consists of the following:


                                              1998                     1997
---------------------------------------------------            -------------
Valuation reserves                     $ 2,673,443              $ 1,740,540
Inventory valuation                        430,501                  800,364
Compensation costs                       1,007,367                  248,470
Depreciation                               102,133                  193,525
                                     -------------            -------------
Net deferred tax asset                 $ 4,213,444              $ 2,982,899
                                      -------------            -------------
                                      -------------            -------------



     The reconciliation of the statutory federal income tax rate with the effective income tax rate for the years ended September 30, 1998, 1997, and 1996 is as follows:


                                              1998        1997         1996
---------------------------------------------------       ------       -----
Statutory income tax rate                    (35.0)%     (34.0)%       35.0%

Increase (reduction) resulting from:
  Utilization of research and
  development tax credits                                 (0.9)        (1.7)

  Utilization of low income
  housing credits                              2.8         1.7

  State taxes, net of federal benefits         3.9                      3.6

  AetherWorks Corporation net
  operating loss                                          12.5          8.0

  AetherWorks Corporation write-off                        9.6

  Acquired in-process research
  and development                            106.3

  Restructuring charges                                    9.3

  Tax contingencies                                        4.7

  Foreign and other                           (2.5)       (2.8)        (0.2)
                                             ------       ------      ------
                                              75.5%        0.1%        44.7%
                                             ------       ------      ------
                                             ------       ------      ------


10   STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN


     The Company's stock option plan (the Stock Option Plan) provides for the issuance of nonstatutory stock options and incentive stock options (ISOs) to key employees and nonemployee board members holding less than 5% of the outstanding shares of the Company's common stock. The Company's Non-Officer Stock Option Plan (the Non-Officer Plan and, together with the Stock Option Plan, the Plans), provides for the issuance of nonstatutory stock options to key employees who are not officers or directors of the Company.

     The option price for ISOs and non-employee directors options granted under the Stock Option Plan is set at the fair market value of the Company's common stock on the date of grant. The option price for nonstatutory options granted under the Plans is set by the Compensation Committee of the Board of Directors. The authority to grant options under the Plans and set other terms and conditions rests with the Compensation Committee. The Stock Option Plan terminates in 2006. The Non-Officer Plan does not have a designated termination date.

     During the years ended September 30, 1998, 1997, and 1996, 287,882, 50,106, and 114,192 shares of the Company's Common Stock, respectively, were issued upon the exercise of options for 289,353, 50,167, and 123,959 shares, respectively. The difference between shares issued and options exercised results from the provision in the Plans allowing employees to elect to pay their withholding obligation through share reduction. Withholding taxes paid by the Company as a result of the share withholding provision amounted to $28,871 in 1998, $5,171 in 1997, and $186,927 in 1996.

     During the year ended September 30, 1998 the Board of Directors authorized the issuance of incentive stock options for the purchase of 486,631 shares. In addition, the Board of Directors authorized the issuance of nonstatutory stock options for the purchase of 543,461 shares, at prices below the market value of the stock on the grant dates.

     During the year ended September 30, 1997 the Board of Directors authorized the cancellation and reissue of nonstatutory stock options to certain employees for the purchase of 823,326 shares, at an exercise price below the market value of the stock. Under this authorization, the original option issues were canceled and new options were issued with a new four-year vesting schedule. During the year ended September 30, 1996, the Board of Directors authorized the issuance of nonstatutory stock options for the purchase of 2,500 shares at prices below the market value of the stock on the grant date.

     The difference between the option price and market value at the date of grant for the above option arrangements has been recorded as additional paid-in capital with an offsetting debit within stockholders' equity to unearned stock compensation. The compensation expense related to these option grants is amortized to operations over the contractual vesting period in which employees perform services and amounted to $1,012,440 in 1998, $244,569 in 1997, and $204,793 in 1996.

     Stock options and common shares reserved for grant under the Plans are as follows:

STOCK OPTIONS


                                                                   WEIGHTED
                                                                    AVERAGE
                                         AVAILABLE     OPTIONS        PRICE
                                         FOR GRANT OUTSTANDING    PER SHARE
-------------------------------------------------- -------------  ----------
BALANCES,
SEPTEMBER 30, 1995                       1,318,038   1,497,095      $ 16.41

Granted                                 (1,186,525)  1,186,525        20.67
Exercised                                             (123,959)       11.38
Cancelled                                  223,001    (223,001)       22.18
                                       ----------- -------------
BALANCES,
SEPTEMBER 30, 1996                         354,514   2,336,660      $ 18.14

Additional shares
approved for grant                         500,000
Granted                                 (1,509,701)  1,509,701         8.62
Exercised                                              (50,617)        7.71
Cancelled                                1,879,636  (1,879,636)       19.01
                                       ----------- -------------
BALANCES,
SEPTEMBER 30, 1997                       1,224,449   1,916,108      $ 10.01

Additional shares
approved for grant                         750,000
Granted                                 (1,254,525)  1,254,525      $ 15.96
Exercised                                             (289,353)        8.56
Cancelled                                  150,013    (150,013)       12.79
                                       ----------- -------------

BALANCES,
SEPTEMBER 30, 1998                         869,937   2,731,267      $ 12.75
                                       ----------- -------------
                                       ----------- -------------


     Commencing April 1996, the Company has sponsored an Employee Stock Purchase Plan (the Purchase Plan) which covers all domestic employees with at least 90 days of service. The Purchase Plan allows eligible participants the right to purchase common stock on a quarterly basis at the lower of 85% of the market price at the beginning or end of each three-month offering period. Employee contributions to the plan were $658,118 in 1998, $534,327 in 1997, and $200,888 in 1996. Pursuant to the Purchase Plan, 37,398, 69,402, and 8,835 shares were issued to employees during the fiscal years ended 1998, 1997 and 1996, respectively. As of September 30, 1998, 384,365 shares are available for future issuances under the Purchase Plan.


11   STOCK-BASED COMPENSATION


     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation costs for stock options granted to employees are measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Such compensation costs, if any, are amortized on a straight-line basis over the option vesting schedule.

  Had the Company used the fair-value-based method of accounting for its stock options granted in 1998, 1997 and 1996, and charged operations over the option vesting periods based on the fair value of options at the date of grant, net
(loss) income and net (loss) income per common share would have been changed to the following pro forma amounts:

                                              1998           1997        1996
--------------------------------------------------- -------------  -----------
Net (loss) income
    As reported                       $(22,658,871) $ (15,790,844) $9,300,220
    Pro forma                          (25,832,432)   (17,449,611)  8,536,111

Net (loss) income per share -
  basic
     As reported                           $ (1.65)       $ (1.18)     $ 0.70
     Pro forma                               (1.88)         (1.30)       0.64

Net (loss) income per share -
  assuming dilution
     As reported                           $ (1.65)       $ (1.18)     $ 0.68
     Per forma                             $ (1.88)       $ (1.30)     $ 0.63

     The weighted average fair value of options granted in fiscal years 1998, 1997 and 1996 was $12.29, $12.47 and $10.14, respectively. The weighted average fair value was determined based upon the fair value of each option on the grant date, utilizing the Black-Scholes option-pricing model and the following assumptions:

ASSUMPTIONS:                                  1998           1997        1996
--------------------------------------------------- -------------  -----------
Risk free interest rate                      5.49%          6.02%       5.99%
Expected option holding period             4 years        4 years     4 years
Expected volatility                            60%            40%         50%
Expected dividend yield                          0              0           0


At September 30, 1998, the weighted average exercise price and remaining life of the stock options are as follows:


RANGE OF EXERCISE PRICES         $0.50   $2.36-3.19  $3.78-3.92   $5.91-8.88 $9.40-14.00  $14.50-21.50 $22.00-29.25      TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Total options outstanding        3,000      146,451      32,418    1,166,807     295,751       770,965      315,875  2,731,267
Weighted average remaining
  contractual life (years)        0.67         7.70        1.91         8.00        7.78          8.75         8.20       8.11
Weighted average exercise price $ 0.50       $ 2.53      $ 3.83       $ 7.73      $11.57        $17.98       $25.44    $ 12.75
Options exercisable              3,000      112,498      27,127      513,849     115,784       108,338       82,625    963,221
Weighted average exercise price
  of exercisable options        $ 0.50       $ 2.58      $ 3.84       $ 7.58     $ 11.87       $ 18.04      $ 24.17     $ 9.98



12   SHARE RIGHTS PLAN

     The Company has adopted a share rights plan. Under the plan, the Company will distribute as a dividend one right for each share of the Company's common stock outstanding on June 30, 1998. Each right will entitle its holder to buy one one-hundreth of a share of a new series of junior participating preferred stock at an exercise price of $115, subject to adjustment. The rights will be exercisable only if certain ownership considerations are met. The Company will be entitled to redeem the rights prior to the rights becoming exercisable.


13   COMMITMENTS

     The Company has entered into various operating lease agreements, the last of which expires in fiscal 2013. Below is a schedule of future minimum commitments under noncancellable operating leases:

FISCAL YEAR                    AMOUNT
--------------------------------------
1999                      $ 1,341,848
2000                        1,143,148
2001                          826,430
2002                          385,510
2003                           74,000
Thereafter                    836,000

Total rental expense for all operating leases for the years ended September 30, 1998, 1997 and 1996 was $1,786,715, $1,405,582 and $965,710, respectively.


14   EMPLOYEE BENEFIT PLAN


The Company has a savings and profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code ("the Code"), whereby eligible employees may contribute up to 15% of their pre-tax earnings, not to exceed amounts allowed under the Code. In addition, the Company may make contributions to the plan at the discretion of the Board of Directors. The Company accrued $240,000 as a matching contribution for 1998. No Company contribution was made in 1997 or 1996.


15   FOREIGN SALES AND MAJOR CUSTOMERS


     Foreign export sales, primarily to Europe, comprised 21.1%, 23.9%, and 20.0% of net sales for the years ended September 30, 1998, 1997 and 1996, respectively.

     During 1998, one customer accounted for 15.5% of net sales and 26% of the trade accounts receivable as of September 30, 1998, while another accounted for 13.7% of net sales and 10% of the trade accounts receivable as of September 30, 1998.

     During 1997, one customer accounted for 15.1% of net sales while another accounted for 10.5% of net sales. In addition, one customer accounted for 28% of the trade accounts receivable outstanding as of September 30, 1997.

     During 1996, one customer accounted for 13.9% of net sales and 11.8% of accounts receivable as of September 30, 1996, while another accounted for 13.4% of net sales and 14.3% of accounts receivable as of September 30, 1996.


16   GEOGRAPHIC SEGMENTS


     Summary information regarding the Company's operations in the United States and international markets is presented below. International consists primarily of European operations.

                                 1998           1997          1996
--------------------------------------   ------------  ------------
NET SALES
United States            $171,385,998   $160,181,397   $188,897,751
International              11,545,672      5,416,540      4,253,147
                         ------------   ------------   ------------
Total                    $182,931,670   $165,597,937   $193,150,898
                         ------------   ------------   ------------
                         ------------   ------------   ------------

OPERATING INCOME (LOSS)
United States            $ 24,519,769   $  6,037,670   $ 19,682,936
International                (381,838)       103,548        414,411
                         ------------   ------------   ------------
Total (1)                $ 24,137,931   $  6,141,218   $ 20,097,347
                         ------------   ------------   ------------
                         ------------   ------------   ------------

IDENTIFIABLE ASSETS
United States            $138,552,610   $116,100,151   $128,820,114
International              22,182,057      2,211,185      1,118,715
                         ------------   ------------   ------------
Total                    $160,734,667   $118,311,336   $129,938,829
                         ------------   ------------   ------------
                         ------------   ------------   ------------

(1) EXCLUDES ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT CHARGE OF $39,200,000 FOR THE YEAR ENDED SEPTEMBER 30, 1998 AND ALSO EXCLUDES $1,020,000 AND $10,471,482 OF RESTRUCTURING CHARGES FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997, RESPECTIVELY.


17   FOURTH QUARTER INFORMATION


     A provision for inventory obsolescence of $1.9 million was recorded during the three-month period ended June 30, 1998. This provision was reversed during the three-month period ended September 30, 1998.


18   CONTINGENCIES


     During fiscal 1997, the Company and certain of its previous officers were named as defendants in a series of putative securities class action lawsuits in the United States District Court for the District of Minnesota on behalf of an alleged class of purchasers of its common stock during the period January 25, 1996 through December 23, 1996, inclusive, which were consolidated, through a Consolidated Amended Complaint filed in May 1997. Also in 1997, a similar but separate action was filed by the Louisiana State Employees Retirement System. The Consolidated Amended Complaint and the Louisiana Amended Complaint allege the Company and certain of its previous officers violated federal securities laws by, among other things, misrepresenting and/or omitting material information concerning the Company's operations and financial results. The Louisiana Amended Complaint also alleges misrepresentations in violation of state common law.

     In a decision issued on May 22, 1998, the District Court granted in part and denied in part the motions of the Company and its three former officers to dismiss the Consolidated Amended Complaint and the Louisiana Amended Complaint. The Court dismissed without leave to replead all claims asserted in both cases, except for certain federal securities law claims based upon alleged misrepresentations and/or omissions relating to the accounting treatment applied to the Company's AetherWorks investment. The Court also limited the claims asserted in the Louisiana Amended Complaint to the 11,000 shares of the Company's stock held subsequent to November 14, 1996. These claims remain pending against the Company and two of its former officers, Ervin F. Kamm, Jr. and Gerald A. Wall. Discovery in the actions is proceeding.

     Because the lawsuits are in preliminary stages, the ultimate outcomes cannot be determined at this time, and no potential assessment of the probable or possible effects of such litigation, if any, on the Company's financial position, liquidity or future operations can be made.

     In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations or financial condition of the Company.

                          Report of Independent Auditors


Board of Directors and Shareholders
AetherWorks Corporation

We have audited the balance sheets of AetherWorks Corporation (a development stage company) as of September 30, 1997 and 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and the period from February 24, 1993 (inception) to September 30, 1997. These financial statements, not separately presented herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AetherWorks Corporation (a development stage company) at September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended and the period from February 24, 1993 (inception) to September 30, 1997, in conformity with generally accepted accounting principles.

The financial statements referred to above have been prepared assuming the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company's deficit accumulated during the development stage raises substantial doubt about its ability to continue as a going concern. The Company intends to obtain additional financing to permit it to continue its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                      /s/ Ernst & Young LLP

Minneapolis, MN
October 28, 1997

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of ITK International, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of ITK International, Inc. and its subsidiaries (the "Company") at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 13, the Company was acquired on July 29, 1998.



PricewaterhouseCoopers LLP

Boston, Massachusetts
October 26, 1998

ITK INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------------------------

                                              1998         1997         1996
                                              ----         ----         ----
Revenues                                   $   32,699   $   22,188   $   26,331
Cost of revenues                               24,353       12,857       13,848
                                           ----------   ----------   ----------

   Gross profit                                 8,346        9,331       12,483
                                           ----------   ----------   ----------

Operating expenses:
Selling, general and administrative            24,034       14,224       10,402
Research and development                        6,784        4,916        2,148
                                           ----------   ----------   ----------

   Total operating expenses                    30,818       19,140       12,550
                                           ----------   ----------   ----------

Loss from operations                          (22,472)      (9,809)         (67)

Other income (expense):
  Interest income                                 152          115           14
  Interest expense                             (1,585)        (973)        (152)
  Other income, net                               607          519          231
                                           ----------   ----------   ----------

Income (loss) before income taxes          $  (23,298)  $  (10,148)          26
Income taxes                                       17          169          963
                                           ----------   ----------   ----------

Net loss                                   $  (23,315)  $  (10,317)  $     (937)
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------

Net loss per common share:
  Basic and diluted                        $    (0.98)  $    (0.58)  $    (0.07)
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------

Weighted average number of common and
  common equivalent shares outstanding:
  Basic and diluted                            23,746       17,830       14,325
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------

The accompanying notes are an integral part of these consolidated financial statements.

ITK INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
JUNE 30, 1998 AND 1997 (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   1998          1997
                                                                   ----          ----
ASSETS
Current assets:
Cash                                                             $  2,373      $    429

Accounts receivable, net of allowance for doubtful accounts
  of $607 and $195 at June 30, 1998 and 1997, respectively          3,019         3,615
Inventories, net                                                    5,267         7,271
Prepaid expenses and other currrent assets                            678           556
                                                                 --------      --------

Total current assets                                               11,337        11,871

Property and equipment, net                                        10,668         9,934
Intangible assets, net                                              4,405           535
Other assets                                                          247             -
                                                                 --------      --------
Total assets                                                     $ 26,657      $ 22,340
                                                                 --------      --------
                                                                 --------      --------

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
Demand notes payable                                             $ 14,168      $  8,717
Accounts payable                                                    4,756         4,278
Accrued expenses                                                    5,573           910
Accrued compensation                                                1,847           888
Current portion of long-term debt                                     115           109
                                                                 --------      --------
Total currrent liabilities                                         26,459        14,902

Long-term debt, less current portion                                9,511         8,697
                                                                 --------      --------
Total liabilities                                                  35,970        23,599
                                                                 --------      --------
Commitments and contingencies (Note 6)

Stockholders' deficit:
Common stock, $.001 par value, 33,000,000 shares authorized,
  27,392,904 and 19,179,680 shares issued and outstanding at
  June 30, 1998 and 1997, respectively                                 27            19
Additional paid-in capital                                         36,948        18,503
Deferred compensation                                              (3,307)            -
Accumulated deficit                                               (42,891)      (19,576)
Cumulative translation adjustment                                     (90)         (205)
                                                                 --------      --------
Total stockholders' deficit                                        (9,313)       (1,259)
                                                                 --------      --------
Total liabilities and stockholders' deficit                      $ 26,657      $ 22,340
                                                                 --------      --------
                                                                 --------      --------




The accompanying notes are an integral part of these consolidated financial statements.

ITK INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996 (IN THOUSANDS)
------------------------------------------------------------------------------

                                           1998        1997         1996
                                         --------    --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                $(23,315)   $(10,317)    $  (937)
  Adjustments to reconcile net loss
    to net cash provided by operating
    activities:
      Depreciation and amortization          2,327         811         403
      Provision for doubtful accounts          412         145           -
      Amortization of deferred
        compensation                         1,793
      Loss on sale of property and
        equipment                              403          26           -
      Changes in operating assets and
        liabilities, excluding effects
        of acquired business:
      Accounts receivable                    4,191       1,768      (1,716)
      Inventories                            5,630       1,077      (3,297)
      Prepaid expenses and other current
        assets                                  50        (203)       (264)
      Other assets                             104         111         377
      Accounts payable                      (1,444)     (1,191)         28
      Accrued expenses and compensation      2,421        (365)        508
                                          ---------   ---------   --------
        Net cash used by operating
          activities                        (7,428)     (8,138)     (4,898)
                                          ---------   ---------   --------

Cash flows from investing activities:
  Purchases of property and equipment         (641)     (8,496)     (2,261)
  Cash of acquired business                  3,111           -           -
  Proceeds from sale of property and
    equipment                                   73         167           7
                                          ---------   ---------   --------
      Net cash used in investing
        activities                           2,543      (8,329)     (2,254)
                                          ---------   ---------   --------
Cash flows from financing activities:
  Proceeds from issuance of common stock        60      17,180           -
  Dividends paid                                 -      (8,912)          -
  Proceeds from debt issuance                6,271       8,312       7,117
                                          ---------   ---------   --------
      Net cash provided by financing
        activities                           6,331      16,580       7,117
                                          ---------   ---------   --------

Net increase in cash and cash
  equivalents                                1,446         113         (35)
Effect of exchange rate changes on
  cash and cash equivalents                    498          80        (370)
Cash at beginning of year                      429         236         641
                                          ---------   ---------   --------
Cash at end of period                     $  2,373    $    429    $    236
                                          ---------   ---------   --------
                                          ---------   ---------   --------

Cash paid during the period for:
  Interest                                $    972    $    631    $    259
  Income taxes                                 670         690         143

NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock issued on Merger with
    ITK AG                                $ 11,724    $      -    $      -
  Capital contribution, land received
    from shareholder                         1,569           -           -

          The accompanying notes are an integral part of these consolidated financial statements.

ITK INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996
(IN THOUSANDS, EXCEPT SHARE DATA)
-------------------------------------------------------------------------------

                                                                                                                        TOTAL
                                             COMMON STOCK     ADDITIONAL                                 CUMULATIVE  STOCKHOLDERS'
                                        -------------------    PAID-IN     ACCUMULATED     DEFERRED     TRANSLATION     EQUITY
                                          SHARES     AMOUNT    CAPITAL       DEFICIT     COMPENSATION    ADJUSTMENT    (DEFICIT)
                                        ----------  -------   ----------   -----------   ------------   -----------  ------------
Balance, June 30, 1995                  14,325,080  $    14   $    1,328   $       590     $       -     $       53    $    1,985
Net loss                                                                          (937)                                      (937)
Foreign currency translation                                                                                   (141)         (141)
                                        ----------  -------   ----------   -----------     ---------     ----------    ----------

Balance, June 30, 1996                  14,325,080       14        1,328          (347)            -            (88)          907

Issuance of common stock                 4,854,600        5       17,175                                                   17,180
Dividends paid                                                                  (8,912)                                    (8,912)
Net loss                                                                       (10,317)                                   (10,317)
Foreign currency translation                                                                                   (117)         (117)
                                        ----------  -------   ----------   -----------     ---------     ----------    ----------

Balance, June 30, 1997                  19,179,680       19       18,503       (19,576)            -           (205)       (1,259)

Contributed capital                                                1,569                                                    1,569
Issuance of common stock upon
  Merger with ITK AG                     7,609,860        7       11,717                                                   11,724
Exercise of common stock options           603,364        1           59                                                       60
Compensation related to the grant
  of common stock options                                          5,100                      (5,100)                           -
Amortization of deferred compensation                                                          1,793                        1,793
Net loss                                                                       (23,315)                                   (23,315)
Foreign currency translation                                                                                    115           115
                                        ----------  -------   ----------   -----------     ---------     ----------    ----------

Balance, June 30, 1998                  27,392,904  $    27   $   36,948   $   (42,891)    $  (3,307)    $      (90)   $   (9,313)
                                        ----------  -------   ----------   -----------     ---------     ----------    ----------
                                        ----------  -------   ----------   -----------     ---------     ----------    ----------

The accompanying notes are an integral part of these consolidated financial statements.

ITK INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

 1.       DESCRIPTION OF BUSINESS

          ITK International, Inc. and its subsidiaries (the "Company") design, manufacture, sell, market and support a broad range of high performance remote network access products. These products enable customers to build: (i) dial-up local area network ("LAN") inter-networks that provide remote offices, telecommuters and mobile computer user access to corporate networks; (ii) remote LAN access networks that provide access to the Internet; and (iii) mission critical wide area network access facilities that provide LAN or host access over the public switched telephone network. The Company markets its products worldwide through distributors, value added resellers and service providers. The Company also sells its modem products to certain original equipment manufacturers.


2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION
          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

          On August 7, 1997, Telebit Incorporated ("TI") consummated a merger (the "Merger") with ITK Telekommunikation AG ("ITK AG"), a German corporation. The Company's common stock was recapitalized and ITK AG's stockholders received an aggregate of 19,179,680 previously unissued shares of common stock of the Company, representing 66.5% of the common stock outstanding upon consummation of the Merger.
          Due to the majority ownership received by ITK AG's stockholders, the Merger was accounted for as a "reverse acquisition" such that TI was designated as the acquired entity and ITK AG the acquirer. Accordingly, the consolidated balance sheet as of June 30, 1997 and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) for each of the two years in the period ended June 30, 1997 represent the historical results of ITK AG and its subsidiaries. The results of operations of TI are included in the consolidated financial statements from August 7, 1997. In addition, the Company changed its name concurrent with the Merger from "Telebit Incorporated" to "ITK International, Inc." See Note 3.

          All shares of common stock, options and per share amounts included in the accompanying financial statements have been adjusted to give retroactive effect to the recapitalization for all years presented.

          USE OF ESTIMATES
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

ITK INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

          REVENUE RECOGNITION
          Revenue relating to products sold is recognized upon transfer of legal title, which is generally upon shipment. The Company derives a significant percentage of its revenue from sales to distributors. Under the Company's standard distribution agreements, distributors are granted certain "stock balancing" and "price protection" rights. The Company provides reserves for such returns or price adjustments at the time the related revenue is recorded, based on historic rates of returns or price adjustments. The Company's stock balancing and price protection obligations have historically been within management's expectations.

          CONCENTRATION OF CREDIT RISK
          Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with financial institutions which management believes are of high credit quality.

          FINANCIAL INSTRUMENTS
          The carrying amount of the Company's financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses, notes payable and long-term debt, approximates their fair value at the balance sheet dates.

          INVENTORIES
          Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.

          PROPERTY AND EQUIPMENT
          Property and equipment are recorded at cost. Depreciation is based on the following estimated useful lives of the assets using the straight-line method:


          Buildings             25 years
          Office equipment    4-10 years

          Expenditures for additions, renewals and betterments of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

          INTANGIBLE ASSETS
          Intangible assets, comprised primarily of acquired technology
          (Note 3), are recorded at their fair value determined at time of acquisition. Amortization is based on the estimated useful lives of the assets of 4 years, using the straight-line method.

          The Company periodically analyzes intangible assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with generally accepted accounting principles.

ITK INTERNATIONAL,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     INCOME TAXES
     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's consolidated financial statements. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates for the year in which the differences are expected to reverse. The Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     NET LOSS PER COMMON SHARE
     For each of the years presented, basic and diluted earnings per share are the same due to the antidilutive effect of potential common shares outstanding. Antidilutive potential common shares excluded from the computation of diluted loss per share for the fiscal year 1998 include 4,617,848 common shares issuable upon the exercise of stock options.

     FOREIGN CURRENCY
     The accounts of foreign subsidiaries are translated using exchange rates in effect at period-end for assets and liabilities and at average exchange rates during the period for results of operations. The local currency for all foreign subsidiaries is the functional currency. The related transaction adjustments are reported as a separate component of stockholders' equity (deficit). Gains or losses resulting from foreign currency transactions are included in other income (expense) and were immaterial for all periods presented.

     NEW ACCOUNTING PRONOUNCEMENTS
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". The statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This standard will require that an enterprise display an amount representing total comprehensive income for the period. SFAS No. 130 will be effective for the Company's fiscal year ending June 30, 1999. Adoption of SFAS No. 130 is not expected to impact the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14. This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their operating segments, in annual financial statements and would require that those enterprises report selected segment information in interim financial reports to stockholders. Operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 will be effective for the Company beginning with the Company's fiscal year ending June 30, 1999. Adoption of SFAS No. 131 will not impact the Company's financial position or results of operations.

ITK INTERNATIONAL,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires that all derivative instruments be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The ineffective portion of all hedges will be recognized in current-period earnings. SFAS No. 133 will be effective for the Company beginning with the Company's fiscal year ending June 30, 2000. As the Company has no derivative instruments and is not involved in hedging activity, the Company does not expect the adoption of SFAS No. 133 to have an impact on the Company's financial position or results of operations.


3.   MERGER OF TELEBIT INCORPORATED AND ITK AG

     As described in Note 1, on August 7, 1997, Telebit Incorporated ("TI") consummated a merger (the "Merger") with ITK Telekommunikation AG ("ITK AG"), a German corporation.

     The Merger was accounted for using the purchase method. The purchase price for financial accounting purposes was determined to be $11,724,000, based upon an independent appraisal of the 7,609,860 shares of common stock and the 2,051,000 options to purchase common stock of the Company received upon the Merger by former stockholders and option holders of TI.

     The following summarizes the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed as of August 7, 1997 (in thousands):

     Assets acquired:
       Cash                                                    $ 3,111
       Accounts receivable                                       3,183
       Inventories                                               4,126
       Prepaid expenses and other current assets                   172
       Property, plant and equipment                             1,054
       Other assets                                                259
       Identifiable intangible assets                            4,650
       Cost in excess of net assets acquired                       262
     Liabilities assumed:
       Accounts payable                                         (1,922)
       Accrued expenses                                         (3,171)
                                                               --------
     Total purchase price                                      $11,724
                                                               --------
                                                               --------

     The identifiable intangible assets consist primarily of acquired technology valued at $3,900,000, as well as established customer base, workforce and trademark. The identifiable intangible assets were fair valued by an independent appraisal based on discounted cash flow analyses.

ITK INTERNATIONAL,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     The following unaudited pro forma information is presented to illustrate the results of operations had the Merger occurred on July 1, 1996 (in thousands, except share data):

                                                       Year ended
                                                         June 30,
                                                    1998         1997
                                                 (Unaudited)  (Unaudited)
     Total revenues                              $  35,202    $  41,449
     Loss from operations                          (22,769)     (19,635)
     Net loss                                      (23,958)     (20,758)
     Loss per share - basic and diluted          $   (0.88)   $   (0.82)

     The above pro forma results of operations are not necessarily indicative of the results of operations which actually would have been realized had the Merger occurred as of July 1, 1996, nor of the future results of the combined companies.

4.   INVENTORIES

     Inventories consist of the following (in thousands):

                                                         June 30,
                                                    1998         1997
     Raw materials                               $   1,270    $       -
     Work in process                                   601        1,130
     Finished goods                                  3,396        6,141
                                                 ---------    ---------
                                                 $   5,267    $   7,271
                                                 ---------    ---------
                                                 ---------    ---------

5.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                         June 30,
                                                    1998         1997
     Land                                        $     749    $     749
     Buildings                                       8,845        7,081
     Office equipment                                4,516        4,150
     Construction in progress                            -          157
                                                 ---------    ---------
                                                    14,110       12,137
     Less accumulated depreciation                  (3,442)      (2,203)
                                                 ---------    ---------
                                                 $  10,668    $   9,934
                                                 ---------    ---------
                                                 ---------    ---------



     Depreciation expense relating to property and equipment was $1,394,000, $137,000 and

ITK INTERNATIONAL,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


$276,000 for the fiscal years 1998, 1997 and 1996, respectively.


6.   COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES
     The Company leases facilities under various operating leases. Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one or more years consisted of the following at June 30, 1998 (in thousands):

     1999                                   $   933
     2000                                       404
     2001                                       187
     2002                                       122
     2003                                        74
     Thereafter                                 773
                                            -------
     Total future minimum lease payments    $ 2,493
                                            -------
                                            -------

     Rental expense during the fiscal years 1998, 1997 and 1996 was $805,000, $295,000 and $225,000, respectively.


7.   DEMAND NOTES PAYABLE

     On June 12, 1998, the Company entered into a $5,000,000 loan facility with Digi International Inc. (see Note 13). Under this loan facility, Digi International Inc. has advanced $5,000,000 to the Company as a demand note payable. The outstanding balance of this demand note payable bears interest at 8 percent. The Company has pledged as collateral for this demand note payable 98,400 common shares of ITK AG.

     At June 30, 1998, short-term liabilities exist with banks in the amount of $9,168,000. These amounts are due daily. Interest is calculated quarterly and is also due daily.

     The weighted average interest rate on demand notes payable was 4.6% and 4.9% at June 30, 1998 and 1997, respectively.

ITK INTERNATIONAL,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

8.  LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                            1998        1997
                                                            ----        ----
    5.2% fixed rate long-term collateralized note          $2,882      $1,782
    6.0% Fixed rate long-term collateralized note           1,498       1,546
    6.3% fixed rate long-term collateralized note           4,433       4,597
    6.0% fixed rate long-term uncollateralized note           574         591
    6.0% subsidized long-term note                            239         290
                                                           ------      ------
      Total long-term debt                                  9,626       8,806
    Less: current maturities                                 (115)       (109)
                                                           ------      ------
                                                           $9,511      $8,697
                                                           ------      ------
                                                           ------      ------

    The 5.2% fixed rate long-term note is payable in semi annual installments beginning June 2001. Interest is payable on a quarterly basis. The 6.0% fixed rate long-term note is payable in full in September 2003. Interest is payable on a quarterly basis. The 6.3% fixed rate long term note is payable in semi annual installments beginning March 2000. Interest is payable on a semi-annual basis. These notes are collateralized by certain land, building and equipment.

    The 6.0% fixed rate long term note is due in full on November 5, 2001. Borrowings under this note are uncollateralized.

    The 6.0% subsidized long term note is payable in quarterly installments. Interest is payable on a quarterly basis. Borrowings under this note are uncollateralized.

    Aggregate maturities of long-term debt over the next five fiscal years are as follows: $115,000 in 1999, $213,000 in 2000, $407,000 in 2001,
    $1,870,000 in 2002, $429,000 in 2003 and $6,592,000 thereafter.


9.  STOCK PLANS

    The Company maintains two stock plans. The 1996 Stock Option Plan (the "1996 Plan") provided for the issuance of up to 5,000,000 shares of common stock pursuant to the grant of incentive and non-qualified stock options. The Company does not intend to issue any additional options under the 1996 Plan, but options that are forfeited will become available for grant under the 1997 Stock Option Plan (the "1997 Plan").

ITK INTERNATIONAL,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

          Under the terms of the 1997 Plan, employees, directors and certain other individuals may be awarded incentive stock options, nonqualified stock options or restricted stock. The 1997 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock, plus such additional number of shares that become available due to the forfeiture of options granted under the 1996 Plan. Non-qualified options may be granted to any employee, officer, director or consultant at an exercise price per share to be determined by the Board of Directors on the date of grant. Options granted under the 1997 Plan are exercisable over periods determined by the Board of Directors, not to exceed ten years from the date of grant.

     In fiscal year 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies either recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements as if such method had been applied. The Company adopted the pro forma disclosure provisions of SFAS No 123 in fiscal 1997 and has applied APB
     Opinion No. 25 and related interpretations in accounting for   all of its
     stock option grants.

     Stock option activity is summarized as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                          NUMBER         EXERCISE
                                                         OF SHARES         PRICE
                                                         ---------       ---------
     Outstanding at June 30, 1997                                --        $    --
     Options of acquired company                          2,707,167           0.10
     Granted                                              4,595,000           0.10
     Forfeited                                           (2,085,494)          0.10
     Exercised                                             (598,825)          0.10
                                                         -----------       -------
     Outstanding at June 30, 1998                         4,617,848           0.10
                                                         -----------       -------
     Options available for future grant                   2,755,344

     Information related to the stock options outstanding at June 30, 1998 is as follows:


                                                  WEIGHTED          EXERCISABLE
                                NUMBER             AVERAGE            NUMBER
              RANGE OF            OF              REMAINING             OF
           EXERCISE PRICE       OPTIONS        CONTRACTUAL LIFE       OPTIONS
           --------------       -------        ----------------       --------
                $ .10          4,617,848          9.36 years         2,213,468

     Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant dates, as calculated in accordance with SFAS No. 123, the Company's net loss and net loss per common share (both basic and diluted) for the fiscal year ended June 30, 1998 would not have been materially different from the amount reported. Because options vest over several years and additional option grants are expected to be made in subsequent years, the pro forma impact above is not representative of the pro forma effects for future years.

     The fair value of each option granted during the fiscal year ended June 30, 1998 was estimated

ITK INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

          on the date of grant using the minimum value method utilizing the following weighted-average assumptions: (1) expected risk-free interest rate of 5.4% to 5.7%; (2) expected option life of 7 years;
          (3) expected stock volatility of 0%; and (4) expected dividend yield of 0%. The weighted average fair value per option for options granted in fiscal year 1998 was $1.11.

          In accordance with APB No. 25, deferred compensation recorded under the 1997 Plan during the year ended June 30, 1998 was $5,100,000 which is being amortized to expense over the vesting periods of the related options. The related compensation expense recorded for the year ended June 30, 1998 was $1,793,000.

          As discussed in Note 13, on July 29, 1998, Digi International Inc. acquired the Company. In connection with the acquisition, each option holder of the Company received an option to purchase common stock of Digi International Inc.

10.       INCOME TAXES

          The income tax provision consisted entirely of current foreign tax expense of $17,000, $169,000 and $963,000 in fiscal years 1998, 1997 and 1996, respectively. Since the Merger, the Company has incurred losses for tax purposes and, accordingly, has not provided for any current or deferred federal and state income taxes.

          Domestic and foreign income (loss) before income taxes for the fiscal years 1998, 1997 and 1996 is as follows (in thousands):


                                                  1998       1997       1996
                                                --------   --------   --------
          Domestic                              $(11,933)  $      -   $      -
          Foreign                                (11,365)   (10,148)        26
                                                --------   --------   --------
                                                $ 23,298   $(10,148)        26
                                                --------   --------   --------
                                                --------   --------   --------

          The following is a reconciliation between the provision for income taxes based upon U.S. statutory income tax rates and the Company's effective income tax expense (in thousands):


                                                  1998       1997       1996
                                                --------   --------   --------
          Income taxes (benefit) at
           federal statutory rates              $ (8,154)  $ (3,552)  $      9
          Foreign tax rate differential           (4,419)    (1,404)      (337)
          Amortization of intangible assets          669          -          -
          State taxes (net)                         (709)         -          -
          Research and development credits          (142)         -          -
          Valuation allowance adjustments         12,650      5,125        710
          Nondeductible expenses                     122          -        217
          Other                                        -          -        364
                                                --------   --------   --------
                                                $     17   $    169   $    963
                                                --------   --------   --------
                                                --------   --------   --------

ITK INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

          The components of the net deferred tax asset are as follows (in thousands):

                                              1998         1997
                                              ----         ----
Net operating loss carryforwards           $   18,991   $    7,169
Research and development credits                  143            -
Depreciation                                      652            7
Accrued expenses                                  168            7
Accounts receivable                                38          202
Other                                             229          186
                                           ----------   ----------

Total gross deferred tax assets                20,221        7,571

Valuation allowance                           (20,221)      (7,571)
                                           ----------   ----------

Total net deferred tax asset               $        -   $        -
                                           ----------   ----------
                                           ----------   ----------

          Under SFAS No. 109, the benefit associated with future deductible temporary differences is recognized if it is more likely than not that a benefit will be realized. Based on historical evidence of net losses, the Company has recorded a valuation allowance that offsets the full amount of its net deferred tax assets.

          As of June 30, 1998, the Company had U.S. and state net operating loss ("NOL") carryforwards of approximately $13,601,000 and $11,481,000, respectively, available to offset future taxable income, which expire at various dates through 2011.

          A subsequent change in the Company's ownership as defined in Section 382 of the Internal Revenue Code may significantly limit the future utilization of the federal NOL carryforwards incurred prior to an ownership change. In fiscal year 1997 and in July 1998, substantial changes in the ownership of the Company occurred.

          At June 30, 1998, the Company's foreign subsidiaries had NOL carryforwards of approximately $24,586,000.

ITK INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

11.       GEOGRAPHIC DATA

The Company's operations are conducted in one business segment in the United States and Europe. Geographic information about the Company for fiscal years 1998, 1997 and 1996 is as follows:


                                                  1998       1997       1996
                                                --------   --------   --------
          Revenues
            United States                       $ 12,100   $     32   $    934
            Europe                                20,599     22,156     25,397
                                                --------   --------   --------

                                                $ 32,699   $ 22,188   $ 26,331
                                                --------   --------   --------
                                                --------   --------   --------

          Loss from operations:
            United States                       $(10,854)  $   (775)  $   (455)
            Europe                              $(11,618)    (9,034)       388
                                                --------   --------   --------

                                                $(22,472)  $ (9,809)  $    (67)
                                                --------   --------   --------
                                                --------   --------   --------

          Identifiable assets:
            United States                       $  6,393   $    734   $    757
            Europe                                20,264     21,606     17,103
                                                --------   --------   --------

                                                $ 26,657   $ 22,340   $ 17,860
                                                --------   --------   --------
                                                --------   --------   --------

12.       EMPLOYEE BENEFIT PLANS

          The Company sponsors a qualified 401(k) Plan which covers all eligible employees of the Company. The Company made no matching contributions to the plan during fiscal years 1998, 1997 and 1996.

13.       SUBSEQUENT EVENT

          On July 29, 1998, Digi International Inc. ("Digi") acquired 100% of the outstanding common stock of the Company for $13.3 million in cash, 576,357 shares of common stock of Digi and 125,174 options to purchase Digi common stock issued to all existing option holders of the Company. Accordingly, the Company became a wholly owned subsidiary of Digi. The acquisition of the Company will be accounted for by Digi using the purchase method. Certain restructuring activities are expected as a result of the acquisition by Digi.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENT


The following unaudited pro forma condensed statement of operations for the twelve month period ended September 30, 1998 gives effect to the acquisition of ITK International, Inc. (ITK) by Digi International, Inc. (the Company) using the purchase method of accounting. The unaudited pro forma condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations for future periods or the results that actually would have been realized had the Company and ITK been a combined company during the specified period. The pro forma condensed statement of operations, including the notes thereto, are qualified in their entirety and should be read in conjunction with the historical consolidated financial statements of the Company and ITK.

The unaudited pro forma condensed statement of operations is based on the respective historical consolidated statement of operations and the notes thereto of the Company and ITK. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on the Company's estimates of fair value.

DIGI INTERNATIONAL INC.
UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 1998

                                                                                 PRO FORMA ADJUSTMENTS
                                                                                 ---------------------
                                              DIGI              ITK                POST
                                          INTERNATIONAL    INTERNATIONAL      ACQUISITION ITK
                                              INC.              INC.          OPERATIONS (a)        ADJUSTMENTS       PRO FORMA
                                          --------------   ---------------   -----------------    --------------    --------------
Net Sales                                 $  182,931,670   $    33,166,723   $      (5,867,321)                     $  210,231,072
Cost Of sales                                 88,539,156        25,074,307          (3,732,998)                        109,880,465
                                          --------------   ---------------   -----------------                      --------------

     Gross margin                             94,392,514         8,092,416          (2,134,323)                        100,350,607
                                          --------------   ---------------   -----------------                      --------------
Operating expenses:
   Sales and marketing                        37,288,027        13,987,882          (1,161,989)                         50,113,920
   Research and development                   16,963,410         5,899,665            (707,011)                         22,156,064
   General and administrative                 16,003,146         8,500,781          (1,487,641)      3,511,941(b)       26,528,227
   Acquired in-process research and
        development                           39,200,000                                           (39,200,000)(c)
   Restructuring                               1,020,000                                                                 1,020,000
                                          --------------   ---------------   -----------------    ------------      --------------

     Total operating expenses                110,474,583        28,388,328          (3,356,641)    (35,688,059)         99,818,211
                                          --------------   ---------------   -----------------    ------------      --------------

     Operating (loss) income                 (16,082,069)      (20,295,912)          1,222,318      35,688,059             532,396


Other income (expense), net                    1,818,286        (2,053,732)            164,310        (721,702)(d)        (792,838)
Aetherworks Corporation gain                   1,350,000                                                                 1,350,000
                                          --------------   ---------------   -----------------    ------------      --------------

     (Loss) income before income taxes       (12,913,783)      (22,349,644)          1,386,628      34,966,357           1,089,558

Income tax provision (benefit)                 9,745,088             8,000                            (252,596)(d)       5,283,114
                                                                                                    (4,217,378)(e)
                                          --------------   ---------------   -----------------    ------------

     Net loss                             $  (22,658,871)   $  (22,357,644)   $      1,386,628      39,436,331      $   (4,193,556)
                                          --------------   ---------------   -----------------    ------------      --------------
                                          --------------   ---------------   -----------------    ------------      --------------

Net loss per common equivalent
     share, basic and diluted                     $(1.65)                                                                   $(0.30)
                                          --------------                                                            --------------
                                          --------------                                                            --------------

Weighted average common shares,
     basic and diluted                        13,729,765                               (97,902)        576,357(f)       14,208,220
                                          --------------                     -----------------     -----------      --------------
                                          --------------                     -----------------     -----------      --------------


             THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE UNAUDITED
              CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS.

DIGI INTERNATIONAL INC.
NOTES TO UNAUDITED CONDENSED PRO FORMA
STATEMENT OF OPERATIONS


1.   FINANCIAL STATEMENT:

     Digi International Inc. (the Company) has a September 30 fiscal year-end. The unaudited historical statement of operations information of the Company for the year ended September 30, 1998 was derived from the consolidated financial statements of the Company, which are included elsewhere in this prospectus.

     Prior to the acquisition by the Company, ITK International, Inc. (ITK) had a June 30 fiscal year-end. Accordingly, the ITK statement of operations information for the twelve-month period ended September 30, 1998 has been derived by combining ITK's unaudited consolidated results of operations for the applicable calendar quarters.

     The pro forma condensed statement of operations assumes the business combination took place on October 1, 1997. The pro forma condensed statement of operations for the twelve-month period ended September 30, 1998 combines the Company's consolidated statement of operations and ITK's consolidated statement of operations for the twelve-month period then ended. There were no material transactions between the Company and ITK during the 12-month period ended September 30, 1998.

     The pro forma combined provision for income taxes may not necessarily be indicative of amounts that would have resulted had the Company and ITK filed a consolidated U.S. income tax return during the period presented.

2.   UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS ADJUSTMENTS:

     The purchase price was allocated based upon the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on the Company's estimates of fair value.

     (a) Adjustment reflects the statement of operations amounts related to ITK for the period from the date of the Company's acquisition (July 29, 1998)through September 30, 1998. These adjustments are necessary because these amounts are included in both the Company's and ITK's statements of operations for the year ended September 30, 1998.

     (b) Adjustment reflects amortization of acquired identifiable intangible assets and goodwill. Identifiable intangible assets of $12,700,000 are comprised of proven technology with an appraised value of $11,300,000, and an assembled workforce with an appraised value of $1,400,000 which have estimated useful lives of five years and six years, respectively. The estimated annual non-tax-deductible amortization charge related to the proven technology and workforce is $2,493,333. The estimated annual non-tax-deductible amortization charge related to the $7,130,253 allocated to goodwill, which has an estimated useful life of seven years, is approximately $1,018,608.

DIGI INTERNATIONAL INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED PRO FORMA
STATEMENT OF OPERATIONS, CONTINUED


2.   UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS ADJUSTMENTS,
     CONTINUED:

     (c) Adjustment reflects elimination of non-recurring charges of $26,000,000 and $13,200,000 related to acquired in-process research and development recorded by the Company in connection with its acquisitions of ITK International, Inc. and Central Data Corporation, respectively during the year ended September 30, 1998.

     (d) Adjustment reflects the decrease in interest income and related tax effect resulting from the use of cash and cash equivalents to complete the acquisition. The assumed rate of return on the cash balance was 5%.

     (e) Adjustment reflects the portion of the Company's income tax provision which would not have been recognized due to ITK's U.S. net operating losses for the twelve-month period ended September 30, 1998. The adjustment reflects no income tax benefit for losses generated in international tax jurisdictions due to continuing losses generated by ITK in these jurisdictions.

     (f) Adjustment reflects net increase (decrease) in weighted average common shares and common equivalent shares outstanding for common stock and common stock options issued in connection with the acquisition. Pro forma earnings per common share for the periods presented were calculated assuming that the 576,357 shares of the Company's common stock issued in connection with the acquisition were issued at the beginning of the period presented.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.



                  SEC registration fee..........................................        $ 3,720
                  Nasdaq Stock Market listing fee...............................          2,350
                  Legal fees and expenses.......................................         30,000
                  Accounting fees and expenses..................................         20,000
                  Printing expenses.............................................            500
                  Transfer agent fees and expenses..............................          1,000
                  Miscellaneous.................................................            430
                                                                                        -------
                                Total                                                   $58,000
                                                                                        -------
                                                                                        -------

         Except for the SEC registration fee, all of the foregoing expenses have been estimated. The selling stockholders will bear fees and disbursements of their own legal counsel and transfer taxes. The Registrant will bear all other expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his services as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses'), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against expenses defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnify for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's of officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification of expenses may be entitled under any bylaw, agreement or otherwise.

         Article V of the By-Laws of the Registrant provide for the broad indemnification of the directors and officers of the Registrant and for advancement of litigation expenses to the fullest extent required or permitted by current Delaware law.

         The Registrant maintains a policy of directors and officers liability insurance that reimburses the Registrant for expenses that it may incur in conjunction with the foregoing indemnity provisions and that may provide direct indemnification to officers and directors where Registrant is unable to do so.

         The Certificate of Incorporation of the Registrant eliminates the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except under certain circumstances involving certain wrongful acts such as breach of a director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful acts under Section 174 of the General Corporation Law of the State of Delaware, or for any transaction from which a director derives an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         On July 8, 1998, as part of the consideration for the acquisition of Central Data Corporation, the Registrant issued a total of 199,480 shares of its Common Stock to stockholders of Central Data. All of these shares were issued pursuant to the exemption from registration provided by Regulation D under the Securities Act of 1933, as amended. The shares were only issued to persons who certified that they were "accredited investors" as defined in Rule 501(a) of Regulation D. All shares of Common Stock issued in connection with the acquisition of Central Data were subsequently registered on this Registration Statement.

         On July 29, 1998, as part of the consideration for the acquisition of ITK International, Inc., the Registrant issued a total of 576,357 shares of its Common Stock to stockholders of ITK International. Of these shares of Common Stock, 408,817 shares were issued pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933. The shares of Common Stock issued pursuant to Regulation S were issued only to persons who certified to the Registrant that they were not a "U.S. person" as defined in Rule 901(k) of Regulation S. The remaining 167,540 shares were issued pursuant to Regulation D only to those persons who certified that they were "accredited investors." All shares of Common Stock issued in connection with the acquisition of ITK International were subsequently registered on this Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      EXHIBITS


 Exhibit                       Description
 -------                       -----------

    2.1 Agreement and Plan of Merger dated as of July 1, 1998 among the Registrant, Iroquois Acquisition Inc. and ITK International, Inc.
           (incorporated by reference to Exhibit 2 to the Registrant's Form 8-K filed August 12, 1998 (File no. 0-17972)).

    2.2 Agreement and Plan of Merger dated as of July 1, 1998 among the Registrant, CD Acquisition Inc. and Central Data Corporation
           (incorporated by reference to Exhibit 2 to the Registrant's Form 8-K filed July 23, 1998 (File no. 0-17972)).

    3.1    Restated Certificate of Incorporation of the Registrant, as amended
           (incorporated by reference to Exhibit 3(a) to the Registrant's Form
           10-K for the year ended September 30, 1993 (File no. 0-17972)).

    3.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3(b) to the Registrant's Registration Statement on Form S-1 (File no. 33-42384)).

    4      Form of Rights Agreement dated as of June 10, 1998 between the
           Registrant and Norwest Bank Minnesota, National Association, as
           Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated June 24,
           1998).

    5      Opinion and Consent of Faegre & Benson LLP.

    10.1   Stock Option Plan of the Registrant (incorporated by reference to
           Exhibit 10(a) to the Registrant's Form 10-K for the year ended
           September 30, 1998 (File no. 0-17972).

    10.2 Form of indemnification agreement with directors and officers of the Registrant (incorporated by reference to Exhibit 10(b) to the Registrant's Registration Statement on Form S-1 (File no. 33-30725)).

    10.3   Amended and Restated Employment Agreement between the Registrant and
           John P. Schinas (incorporated by reference to Exhibit 10(c) to the
           Registrant's Form 10-K for the year ended September 30, 1994 (File no. 0-17972)).

    10.4 Restated and Amended Note Purchase Agreement between the Registrant and AetherWorks Corporation, dated October 14, 1997 (incorporated by reference to Exhibit 10(d) to the Registrant's Form 10-K for the year ended September 30, 1997 (File no. 0-17972)).

    10.5   401(k) Savings and Profit Sharing Plan of Digi International Inc.
           (incorporated by reference to Exhibit 10(f) to the Registrant's Form
           10-K for the year ended September 30, 1991 (File no. 0-17972)).

    10.6   Employment Arrangement between the Registrant and Jonathon E.
           Killmer, dated September 16, 1996 (incorporated by reference to
           Exhibit 10(k) to the Registrant's Form 10-K/A for the year ended


           September 30, 1996 (File no. 0-17972)).

    10.7   Employment Agreement between the Registrant and Jerry A. Dusa, dated
           March 12, 1997 (incorporated by reference to Exhibit 10(m) to the
           Registrant's Form 10-Q for the quarter ended March 31, 1997 (File no.
           0-17972)).

    10.8   Employment Arrangement between the Registrant and Douglas Glader
           (incorporated by reference to Exhibit 10(q) to the Registrant's Form
           10-K for the year ended September 30, 1995 (File no. 0-17972)).

    10.9   Amendment to Employment Agreement between Registrant and Douglas
           Glader (incorporated by reference to Exhibit 10(p) to the Registrant's Form 10-Q for the quarter ended December 31, 1996 (File no. 0-17972)).

    10.10 Employment Agreement between the Registrant and Dino G. Kasdagly, dated October 1, 1997 (incorporated by reference to Exhibit 10(r) to the Registrant's Form 10-K for the year ended September 30, 1997
           (File no. 0-17972)).

    10.11 Employee Stock Purchase Plan of the Registrant (incorporated by reference to Exhibit B to the Registrant's Proxy Statement for its Annual Meeting of Stockholders held on January 31, 1996).

    23.1   Consent of PricewaterhouseCoopers LLP.

    23.2   Consent of Ernst & Young LLP.

    23.3   Consent of Faegre & Benson LLP (included in Exhibit No. 5 to this
           Registration Statement).

    24     Powers of Attorney (previously filed).

(b)      FINANCIAL STATEMENT SCHEDULES

         All schedules are omitted because they are not applicable or are not required.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 31, 1998.

                                     DIGI INTERNATIONAL INC.

                                     By    /s/ Jerry A. Dusa
                                        ---------------------------------------
                                           Jerry A. Dusa
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on December 31, 1998.



Signature                                         Title
---------                                         -----

/s/ Jerry A. Dusa                        President, Chief Executive Officer and Director
-----------------------------            (Principal Executive Officer)
Jerry A. Dusa

/s/ William C. Nolte                     Director of Finance and Controller
-----------------------------            (Acting Principal Financial and Accounting Officer)
William C. Nolte

John P. Schinas*                         Director

Willis K. Drake*                         Director

Jerry A. Dusa*                           Director

Richard E. Eichhorn*                     Director

Robert Moe*                              Director

Mykola Moroz*                            Director

David Stanley*                           Director


*Jerry A. Dusa, by signing his name hereto, does hereby sign this document on behalf of himself and each of the other above named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

                                      By       /s/ Jerry A. Dusa
                                           ---------------------------------
                                               Jerry A. Dusa, Attorney in Fact

                                EXHIBIT INDEX


 Exhibit                       Description                                                      Page
 -------                       -----------                                                      ----

    2.1    Agreement and Plan of Merger dated as of July 1, 1998 among the             Incorporated by
           Registrant, Iroquois Acquisition Inc. and ITK International, Inc.           Reference
    2.2    Agreement and Plan of Merger dated as of July 1, 1998 among the             Incorporated by
           Registrant, CD Acquisition Inc. and Central Data Corporation.               Reference
    3.1    Restated Certificate of Incorporation of the Registrant, as amended.        Incorporated by
                                                                                       Reference
    3.2    Amended and Restated By-Laws of the Registrant.                             Incorporated by
                                                                                       Reference
    4      Form of Rights Agreement dated as of June 10, 1998 between the Registrant   Incorporated by
           and Norwest Bank Minnesota, National Association, as Rights Agent.          Reference
    5      Opinion and Consent of Faegre & Benson LLP.                                 Filed Electronically
   10.1    Stock Option Plan of the Registrant.                                        Incorporated by
                                                                                       Reference
   10.2    Form of indemnification agreement with directors and officers of the        Incorporated by
           Registrant.                                                                 Reference
   10.3    Amended and Restated Employment Agreement between the Registrant and        Incorporated by
           John P. Schinas.                                                            Reference
   10.4    Restated and Amended Note Purchase Agreement between the Registrant and     Incorporated by
           Aether Works Corporation, dated October 14, 1997.                           Reference
   10.5    401(k) Savings and Profit Sharing Plan of Digi International Inc.           Incorporated by
                                                                                       Reference
   10.6    Employment Arrangement between the Registrant and Jonathon E. Killmer,      Incorporated by
           dated September 16, 1996.                                                   Reference
   10.7    Employment Agreement between the Registrant and Jerry A. Dusa, dated        Incorporated by
           March 12, 1997.                                                             Reference
   10.8    Employment Arrangement between the Registrant and Douglas Glader.           Incorporated by
                                                                                       Reference
   10.9    Amendment to Employment Agreement between the Registrant and Douglas        Incorporated by
           Glader.                                                                     Reference
   10.10   Employment Agreement between the Registrant and Dino G. Kasdagly, dated     Incorporated by
           October 1, 1997.                                                            Reference
   10.11   Employee Stock Purchase Plan of the Registrant.                             Incorporated by
                                                                                       Reference

   23.1    Consent of PricewaterhouseCoopers LLP.                                      Filed Electronically
   23.2    Consent of Ernst & Young LLP.                                               Filed Electronically
   23.3    Consent of Faegre & Benson LLP (included in Exhibit No. 5 to the
           Registration Statement).                                                    Filed Electronically
   24      Powers of Attorney.                                                         Previously Filed